Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

PLUM ACQUISITION CORP. I,

VEEA INC.

and

PLUM SPAC MERGER SUB, INC.

dated as of

November 27, 2023

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EXHIBITS

Exhibit A-1	Form of Company Lock-Up Agreement
Exhibit A-2	Form of Plum Lock-Up Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	Founder Letter Amendment
Exhibit E	Form of Registration Rights Agreement

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of November 27, 2023, by and among Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined below), “Plum”), Veea Inc., a Delaware corporation (the “Company”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Plum, the Company and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) Plum is a blank check company incorporated as a Cayman Islands exempted company limited by shares for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and (b) Merger Sub is a newly incorporated, wholly owned Subsidiary of Plum;

WHEREAS, pursuant to Plum’s Governing Documents, Plum is required to provide an opportunity for its shareholders to have their outstanding Plum Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Plum Shareholder Approval at the Special Meeting;

WHEREAS, in connection with the consummation of the Transactions, prior to or simultaneously with the Closing, the Locked-Up Company Persons will enter into lock-up agreements, pursuant to which, among other matters, they will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum issued pursuant to this Agreement during the lock-up period described therein (each, a “Company Lock-Up Agreement”), in the form attached hereto as Exhibit A-1, and Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), and certain other holders of Plum Class A Shares (collectively, the “Locked-Up Plum Persons”), will enter into lock-up agreements, pursuant to which, among other matters, they will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum during the lock-up period described therein (each, a “Plum Lock-Up Agreement” and, collectively with the Company Lock-Up Agreements, the “Lock-Up Agreements”), in the form attached hereto as Exhibit A-2, and, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, Plum has received stockholder support agreements, in the form attached hereto as Exhibit B (collectively, the “Voting Agreements”), signed by the Company and certain Company Shareholders;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Plum, the Company have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, the parties have agreed that (a) the Sponsor will surrender and forfeit at the Closing certain of its Plum Shares based on certain fees and expenses incurred by Plum prior to the Closing; and (b) subject a certain number of the Sponsor’s New Plum Common Shares to an “earnout” having the same targets applicable to the earnout set forth in Section 2.03;

WHEREAS, on the Closing Date, prior to the Closing, Plum shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Surviving Company”) in such merger (the “Merger”) and, as a result of the Merger, the Company will become a wholly owned Subsidiary of Plum, and (b) each share of Company Common Stock will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the consummation of the Transactions, Plum shall, subject to obtaining the Plum Shareholder Approval in respect of the Business Combination Proposal, the Merger Proposal and the Domestication Proposal at the Special Meeting, adopt an incentive equity plan (the “Incentive Equity Plan”) and adopt an employee stock purchase plan (the “Employee Stock Purchase Plan”), in accordance with the terms of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Company, Plum and the other parties thereto entered into an amendment to that certain letter agreement, dated March 18, 2021, by and among, Plum, the Sponsor and the other directors and officers of Plum named therein, substantially in the form attached hereto as Exhibit D hereto (the “Founder Letter Amendment”), pursuant to which, among other things, the parties have agreed to (a) add the Company as a party thereto, providing the Company with enforcement rights thereunder, (b) waive certain adjustments to the conversion ratio set forth in Plum’s Governing Documents, and (c) terminate, contingent upon and effective as of the Closing, the lock-up provisions of that certain Letter Agreement, dated March 18, 2021, in exchange for their agreement to be bound by the lock-up restrictions as set forth in the Plum Lock-Up Agreements from and after the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, the Sponsor, certain other holders of Plum Shares and certain other Company Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, the Sponsor and each Restricted Company Shareholder will be granted certain registration rights with respect to their respective Plum Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, the board of directors of Plum has (a) approved this Agreement, the Transaction Documents to which Plum is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement, the Merger, the Domestication and the transactions contemplated by this Agreement and the Transaction Documents to which Plum is or will be a party by the holders of Plum Shares entitled to vote thereon (the “Plum Board Recommendation”);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement, the Merger and the transactions contemplated by this Agreement and the Transaction Documents to which the Company is or will be a party by the holders of Company Common Stock entitled to vote thereon (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Plum, as the sole stockholder of Merger Sub, has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, each of the Parties intends that for U.S. federal income tax purposes that (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Merger, shall constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 9.04.

“Additional Plum SEC Reports” has the meaning specified in Section 6.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.03(a).

“Alternative Transaction” has the meaning specified in Section 9.04.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery, money laundering or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act (as amended), the U.K. Bribery Act (as amended) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind (other than any such plan, agreement, arrangement, contract, policy or program required by applicable mandatory Law and that is maintained by a Governmental Authority).

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York or (b) Cayman Islands are authorized or required by Law to close.

“Cayman Islands Act” means the Companies Act (As Revised) of the Cayman Islands.

“Certificate” has the meaning specified in Section 2.01(d)(ii)(F).

“Certificate of Merger” has the meaning specified in Section 2.01(c).

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction involving the Company (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Transaction Document.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Recommendation Notice Period” has the meaning specified in Section 7.05(b).

“Charter Proposal” has the meaning specified in Section 9.03(b).

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.06(e).

“Closing Press Release” has the meaning specified in Section 9.06(e).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company’s options or other equity awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company equity plan (if any) and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Board Recommendation Change” has the meaning specified in Section 7.05.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Statement” has the meaning specified in Section 3.04.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Convertible Securities” means, collectively, the Company Options, Company Warrants, and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any Company Capital Stock.

“Company D&O Persons” has the meaning specified in Section 9.10(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Plum by the Company on the date of this Agreement.

“Company Financing” has the meaning specified in Section 9.11.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05 (Capitalization), Section 4.06 (Capitalization of Subsidiaries), and Section 4.21 (Brokers).

“Company Lock-Up Agreements” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions; provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which the Company operates; (v) changes in any applicable Laws coming into effect after the date of this Agreement; (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties); (vii) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; or (ix) any action taken by, or at the written request of, Plum or that is required by the terms of this Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Option” means each outstanding option (whether vested or unvested) to purchase Company Common Stock granted under the Legacy Equity Incentive Plans.

“Company Optionholders” means, collectively, the holders of Company Options as of any applicable determination time prior to Closing.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Securityholder” means, collectively, the Company Shareholders, Company Warrantholders, Company Optionholders and any holders of other Company Convertible Securities.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, $0.00001 par value per share.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, $0.00001 par value per share.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, $0.00001 par value per share.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock or Company Preferred Stock as of any applicable determination time prior to Closing.

“Company Warrantholders” means, collectively, the holders of Company Warrants.

“Company Warrants” means all outstanding and unexercised (in whole or in part) warrants to purchase shares of Company Capital Stock.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Plum pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.08.

“Contract” means any oral or written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Converted Stock Option” has the meaning specified in Section 2.01(d)(iii)(A).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Changes” has the meaning specified in Section 9.06(b).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority (other than in respect of Taxes) in response to COVID-19.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.01(d)(vii).

“Domestication” has the meaning set forth in the Recitals.

“Domestication Proposal” has the meaning specified in Section 9.03(b).

“Earnout Achievement Date” means the First Earnout Achievement Date or the Second Earnout Achievement Date, as applicable.

“Earnout Consideration” means the New Plum Common Shares issuable pursuant to Section 2.03.

“Earnout Period” has the meaning specified in Section 2.03(a).

“Effective Time” has the meaning specified in Section 2.01(c).

“Earnout Triggering Event” has the meaning specified in Section 2.03(c).

“Employee Stock Purchase Plan” has the meaning specified in the Recitals.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

“Exchange Fund” has the meaning specified in Section 3.02(a).

“Existing Company Shareholder Equity Value Per Share” means (a) (i) $180,000,000, plus (ii) the aggregate exercise price for all shares of Company Capital Stock issuable under in-the-money, vested Company Convertible Securities in accordance with their terms (and assuming no cashless exercise thereof), excluding any New Financing Securities, divided by (b) the Existing Fully Diluted Company Capitalization.

“Existing Company Shareholders” means, collectively, the holders of shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock as of immediately prior to the Closing, but excluding holders of any New Financing Securities (solely with respect to such New Financing Securities).

“Existing Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock, (a) treating the shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock on an as-converted to shares of Company Common Stock basis and (b) treating all outstanding in-the-money, vested Company Convertible Securities, as if the Company Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any New Financing Securities and any Company Securities held as treasury stock.

"Existing Holder Exchange Ratio” means (a) the Existing Company Shareholder Equity Value Per Share, divided by (b) $10.00.

“Existing Rollover Convertible Security” has the meaning specified in Section 2.01(d)(iv).

“Existing Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(iv).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Financing Agreements” has the meaning specified in Section 9.11.

“First Earnout Achievement Date” has the meaning specified in Section 2.03(a).

“Foreign Antitrust Laws” means any applicable antitrust or other competition Laws of any non-U.S. jurisdictions.

“Foreign Plan” has the meaning specified in Section 4.12(e).

“Founder Letter Amendment” has the meaning specified in the Recitals.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum of association (as amended) and articles of association (as amended), certificate of incorporation and statutory registers.

“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“in-the-money” means, in connection with a Company Convertible Security, such Company Convertible Security having a per share exercise price less than the Existing Company Shareholder Equity Value Per Share or New Company Shareholder Equity Value Per Share, as applicable.

“Incentive Equity Plan” has the meaning specified in the Recitals.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, and (c) all obligations of the type referred to in clauses (a) and (b) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For purposes of this definition, all lease obligations of such Person, including those which are required to be capitalized in accordance with GAAP or IFRS, shall be excluded.

“Intellectual Property” means all intellectual property or proprietary rights of any type in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, logos, get-up, trade names, domain names, and other indicia of origin; (c) copyrights, works of authorship, mask works, and copyrightable works (including copyrights in Software) and moral rights; (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases, designs, processes, recipes, formulations, and documentation thereof, utility models; and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed by the Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Employee” means any executive or individual service provider of the Company or its Subsidiaries with annual base compensation in excess of $300,000.

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvii).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Legacy Equity Incentive Plan” means each of the 2014 Max2 Inc. (currently Veea Inc.) Equity Incentive Plan and the Veea Inc. 2018 Equity Incentive Plan.

“Letter of Transmittal” has the meaning specified in Section 3.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Locked-Up Company Persons” means, collectively, (a) certain officers and each director of the Company who will become an officer or director of the Surviving Company, (b) the Company Securityholders set forth on Schedule 1.01(a) and (c) any other Company Securityholders mutually agreed by the Company and Plum prior to the Registration Statement/Proxy Statement Effective Date, provided that a holder of Company Series A-2 Preferred Stock (solely in such holder’s capacity as such) shall in no event be a Locked-Up Company Person.

“Locked-Up Plum Persons” has the meaning specified in the Recitals.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Permits” has the meaning specified in Section 4.16.

“Merger” has the meaning specified in the Recitals.

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“NASDAQ” means the Nasdaq Capital Market.

“NASDAQ Extension” means NASDAQ’s approval of Plum’s request to extend the deadline by which Plum must consummate a business combination and to retain the listing of the Plum Class A Shares on NASDAQ to June 18, 2024, if necessary.

“New Company Shareholder Equity Value Per Share” means (a)  the aggregate amount raised through the issuance of the New Financing Securities, plus the aggregate exercise price for all shares of Company Capital Stock issuable under any in-the-money New Financing Securities in accordance with their terms (and assuming no cashless exercise thereof), divided by (b) the New Financing Fully Diluted Company Capitalization.

“New Company Shareholder Exchange Ratio” means (a) the New Company Shareholder Equity Value Per Share, divided by (b) $7.50.

“New Company Shareholders” means, collectively, the holders of shares of New Financing Securities.

“New Financing Fully Diluted Company Capitalization” means, without duplication, the aggregate shares of Company Common Stock, (a) treating the shares of Company Series A-2 Preferred Stock and other New Financing Securities on an as-converted to shares of Company Common Stock basis and (b) treating all outstanding in-the-money, vested Company Convertible Securities convertible into New Financing Securities as if such Company Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any Company Securities held as treasury stock.

“New Financing Securities” has the meaning specified in Section 9.11.

“New Plum Common Shares” has the meaning specified in Section 2.01(a).

“New Rollover Convertible Security” has the meaning specified in Section 2.01(d)(v).

“New Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(v).

“Officers” has the meaning specified in Section 9.01(a).

“Other Plum Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, of each Transaction Proposal (other than the Business Combination Proposal, the Merger Proposal and the Domestication Proposal), by an ordinary resolution in accordance with the Governing Documents of Plum requiring the affirmative vote of a simple majority of the votes cast by the holders of the issued Plum Shares present in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Plum and applicable Law.

“Owned Real Property” has the meaning specified in Section 4.17(a).

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” has the meaning specified in Section 4.07(b).

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, suppliers construction contractors and other similar Liens that arise in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Proceedings and for which appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Proceedings for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a lessor or sublessor under any lease or other similar real property being leased, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and do not prohibit or materially interfere with any of the Company’s use or occupancy of such real property or the business of the Company, (g) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business, (h) Liens described on Schedule 1.01(b), and (i) Liens that relate to Indebtedness permitted under this Agreement.

“Person” means any individual, firm, corporation, company, exempted company, exempted limited partnership, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined under any applicable Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email addresses, financial information, financial account numbers, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Plum” has the meaning specified in the preamble hereto.

“Plum Acquisition Proposal” means (a) any transaction or series of related transactions under which Plum or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Plum or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Plum Acquisition Proposal.

“Plum Board Recommendation” has the meaning specified in the Recitals.

“Plum Class A Shares” means, prior to the consummation of the Domestication, the Class A ordinary shares, par value of $0.0001 per share, of Plum.

“Plum Class B Shares” means, prior to the consummation of the Domestication, the Class B ordinary shares, par value of $0.0001 per share, of Plum.

“Plum Closing Statement” has the meaning specified in Section 3.04.

“Plum Common Share Price” means, on any Trading Day after the Closing, the VWAP per share of New Plum Common Shares for such Trading Day.

“Plum D&O Persons” has the meaning specified in Section 9.09(a).

“Plum Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by Plum on the date of this Agreement in connection with the execution of this Agreement.

“Plum Financial Statements” has the meaning specified in Section 6.09(d).

“Plum Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.03 (Capitalization), Section 5.10 (Brokers), Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.07 (Brokers) and Section 6.13 (Capitalization).

“Plum Lock-Up Agreement” has the meaning specified in the Recitals.

“Plum Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Plum or Merger Sub or (b) the ability of Plum or Merger Sub to consummate the Transactions, provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which Plum operates; (v) changes in any applicable Laws coming into effect after the date of this Agreement; (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 6.05(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.02 to the extent it relates to such representations and warranties); (vii) any failure in and of itself by Plum or Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Plum Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Plum Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; (xi) the consummation and effects of the Plum Shareholder Redemption (or any redemption in connection with the NASDAQ Extension); or (x) any action taken by, or at the written request of, Plum or that is required by the terms of this Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) or (ix) may be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Plum and Merger Sub, taken as a whole, relative to other participants operating in the industries or markets in which the Company and Merger Sub operate.

“Plum Material Contracts” has the meaning specified in Section 6.14(a).

“Plum Related Party” has the meaning specified in Section 6.15.

“Plum SEC Reports” has the meaning specified in Section 6.08.

“Plum Shareholder Approval” means, collectively, the Required Plum Shareholder Approval and the Other Plum Shareholder Approval.

“Plum Shareholder Redemption” means the right of the holders of Plum Class A Shares to redeem all or a portion of their Plum Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Plum’s Governing Documents.

“Plum Shares” means, (a) prior to the Domestication, collectively, the Plum Class A Shares and the Plum Class B Shares and (b) from and after the Domestication, the New Plum Common Shares.

“Plum Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries pursuant to the terms of this Agreement or any Transaction Document) by Plum or Merger Sub, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of Plum (including, but not limited to, any such fees and expenses in connection with Plum’s initial public offering, its listing, its reporting with the SEC, and the negotiation, preparation or execution of this Agreement, any other Transaction Document or any other Contract in place as of the Closing (or in connection with any discussions, negotiations or preparation of any agreement with any other party with respect to a business combination transaction), the performance of their covenants or agreements in this Agreement, under any other Transaction Document, under any “tail” policy providing directors’ and officers’ liability insurance policy or under any other Contract in place as of the Closing, the consummation of the Transactions or in connection with the Extension Proposal), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Plum Related Party or Merger Sub pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Plum Transaction Expenses shall not include any Company Transaction Expenses.

“Plum Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“Post-Closing Bylaws” means the bylaws of Plum to be entered into in connection with the Closing as set forth herein, and in a form mutually agreed to by the Company and Plum.

“Post-Closing Certificate of Incorporation” means the certificate of incorporation of Plum to be filed in connection with the Closing as set forth herein, in a form mutually agreed to by the Company and Plum.

“Pre-Closing Plum Holders” means the holders of Plum Shares as of any specified time prior to the Effective Time.

“Privacy Requirements” means all of the following relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border), security (both technical and physical) of Personal Information, breach notification in connection with Personal Information: (a) any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction), including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), the Payment Card Industry Data Security Standard (PCI DSS), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or reenactments of the foregoing; (b) the Company’s or its Subsidiaries’ own rules, policies and procedures (whether physical or technical in nature, or otherwise); and (c) agreements the Company or any of its Subsidiaries has entered into or by which it is bound.

“Private Placement Warrants” means the Private Placement Warrants (as defined in the Warrant Agreement).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Pro Rata Share” shall mean, for each Existing Company Shareholder, a percentage determined by dividing (x) the total number of shares of Company Common Stock held by an Existing Company Shareholder as of the Effective Time, treating the shares of Company Preferred Stock and Company Series A-1 Preferred Stock on an as-converted to shares of Company Common Stock basis, by (y) the total number of issued and outstanding shares of Company Common Stock as of the Effective Time held by all Existing Company Shareholders.

“Public Warrants” means the Public Warrants (as defined in the Warrant Agreement).

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of Plum.

“Registration Statement/Proxy Statement Effective Date” means the date on which the Registration Statement is first declared effective by the SEC.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” means the Company Shareholders’ approval of this Agreement and the Transactions by the affirmative vote required in accordance with the Company’s Governing Documents, as obtained in accordance with the Company’s Governing Documents and applicable Law.

“Required Plum Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter, (b) in the case of the Merger Proposal, by a special resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter, and (c) in the case of the Domestication Proposal, by a special resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter.

“Restricted Company Shareholders” means, collectively, each officer and director of the Company who will become an officer or director of the Surviving Company and any other Company Securityholders who will be Affiliates of the Surviving Company.

“Rollover Convertible Security” has the meaning specified in Section 2.01(d)(v).

“Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(v).

“Sanctioned Person” has the meaning specified in Section 4.10(b).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, as well as the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Plum, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning specified in Section 2.03(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).

“Signing Filing” has the meaning specified in Section 9.06(e).

“Signing Press Release” has the meaning specified in Section 9.06(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Designee” has the meaning specified in Section 9.01(b).

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Stock Exchange” means NASDAQ.

“Subsidiary” means, with respect to a Person, any corporation, exempted company or other organization (including a limited liability company, an exempted limited partnership or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or board of managers (as the case may be) or others performing similar functions with respect to such corporation, exempted company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” means any bona fide Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 9.04 and (ii) the Company’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, and regulatory aspects of such Acquisition Proposal) determines that such Acquisition Proposal is more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (taking into consideration the requirement to pay the fees in connection with this Agreement) and is reasonably expected to be consummated in accordance with its term. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to 50%.

“Surviving Company” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group pursuant to Law or Contract.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“Termination Fee” means an amount equal to $1,000,000.

“Trading Day” means any day on which New Plum Common Shares are actually traded on NASDAQ or any other principal securities exchange or securities market on which New Plum Common Shares are then traded.

“Transaction Conditions” shall mean the conditions set forth in Article X of this Agreement.

“Transaction Consideration” means the newly issued New Plum Common Shares and Rollover Convertible Security Shares to be issued to Company Securityholders in connection with the Transactions, including the Earnout Consideration, and the assumption by Plum of the Company convertible Securities, all in accordance with the terms and subject to the conditions set forth herein.

“Transaction Documents” shall mean this Agreement, the Lock-Up Agreements, the Voting Agreements, the Sponsor Letter Agreement, the Founder Letter Amendment, the Registration Rights Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 9.08.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger and the Domestication.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

“Trustee” has the meaning specified in Section 6.06.

“Unvested New Plum Common Shares” has the meaning specified in Section 2.03(c).

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Voting Agreements” has the meaning specified in the Recitals.

“VWAP” means the dollar volume-weighted average price for the applicable security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Agreement” that certain Warrant Agreement, dated as of March 18, 2021, by and between Plum and the Exchange Agent, as the warrant agent.

“Withholding Party” has the meaning specified in Section 2.04.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, of (a) in the case of the Company, Allen Salmasi, Janice K. Smith, and Jeffrey A. Friedman, and (b) in the case of the Plum, Kanishka Roy, Mike Dinsdale, and James Lynfield.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Capital Stock or Plum Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Plum with respect to its Plum Shares or rights to acquire Plum Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Plum Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or Plum Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

Article II THE CLOSING TRANSACTIONS

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Domestication. On the Closing Date, prior to the Closing, Plum shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act, including by (i) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to Plum and the Company, together with Post-Closing Certificate of Incorporation, (ii) making all filings and payments required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, and (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands. In connection with applicable Law, of the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any holder of the issued Plum Shares, Plum shall cause (i) each Plum Class A Share that is issued and outstanding immediately prior to the Domestication to be converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Plum (collectively, the “New Plum Common Shares”), (ii) the Governing Documents of Plum to become the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, and (iii) Plum’s name to be changed to a name to be mutually agreed by Plum and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Plum or the Company).

(b) The Merger. In accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the Surviving Company and become a wholly owned subsidiary of Plum.

(c) Effective Time. At the Effective Time, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to the Company and Plum, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the “Effective Time”).

(d) Effect of the Merger; Treatment of Equity Securities.

(i) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all assets, property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(ii) At the Effective Time, as a result of the Merger and without any action on the part of Plum, Merger Sub, the Company, or the holders of any shares of capital stock of any of them:

(A) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that, immediately prior to the Effective Time, (i) is owned by Plum or Merger Sub (or any other Subsidiary of Plum) or (ii) held by the Company as treasury stock, shall be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration shall be paid with respect thereto.

(B) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock canceled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall, in accordance with the certificate of incorporation of the Company, be converted into the right to receive: (i) a number of New Plum Common Shares equal to the Existing Holder Exchange Ratio plus (ii) after the Closing, a number of New Plum Common Shares in accordance with, and subject to the contingencies, set forth in Section 2.03.

(C) Conversion of Shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock. Each share of Company Series A Preferred Stock and Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall be converted into the right to receive, for each share of Company Common Stock into which such share of Company Preferred Stock would be converted in accordance with the Company’s Governing Documents: (i) a number of New Plum Common Shares equal to the Existing Holder Exchange Ratio plus (ii) after the Closing, a number of New Plum Common Shares in accordance with, and subject to the contingencies, set forth in Section 2.03.

(D) Conversion of Shares of Company Series A-2 Preferred Stock or Other New Company Capital Stock. Each share of Company Series A-2 Preferred Stock or any other New Financing Securities convertible into shares of Company Common Stock, issued after the date hereof that is issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall be converted into the right to receive, for each share of Company Common Stock into which such share of Company Series A-2 Preferred Stock or other New Financing Security would be converted in accordance with the Company’s Governing Documents, a number of New Plum Common Shares equal to the New Company Shareholder Exchange Ratio.

(E) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of the Surviving Company.

(F) No Further Ownership Rights in Company Capital Stock. All Transaction Consideration exchanged in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 2.01(d)(vii), shall be deemed to have been exchanged in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Company. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Certificate”) are presented to the Surviving Company, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Transaction Consideration provided for, and in accordance with the procedures set forth, Section 2.01(d).

(iii) Treatment of Company Options.

(A) At the Effective Time, each Company Option shall, without any further action on the part of the holder thereof, be assumed by Plum and automatically converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Existing Holder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option as of immediately prior to the Effective Time, divided by (y) the Existing Holder Exchange Ratio (each option to purchase a New Plum Common Share resulting from the conversion of such Company Option, a “Converted Stock Option”). Each Converted Stock Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum (or the compensation committee of the board of directors of Plum) may determine in good faith are appropriate to effectuate the administration of the Converted Stock Option. Such conversion shall occur in a manner intended to comply with (x) for any Converted Stock Option that is an Incentive Stock Option (as such term is defined in Section 422(b) of the Code), the requirements of Section 424 of the Code and (y) in each case, the requirements of Section 409A of the Code.

(B) At the Effective Time, Plum shall assume all obligations of the Company under the Legacy Equity Incentive Plans, each Converted Stock Option, and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Plum shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 2.01 after giving effect to the Merger).

(iv) Assumption by Plum of Other Existing Company Convertible Securities. At the Effective Time, by virtue of the Merger and without any action of any Party or other Person, each Company Convertible Security that is not a New Financing Security or exercisable for or convertible into a New Financing Security that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Capital Stock, shall be assumed by Plum and shall be cancelled in exchange for a convertible security to acquire New Plum Common Shares and on an as-converted to shares of Company Common Stock basis (each, an “Existing Rollover Convertible Security”) on the same contractual terms and conditions as were in effect with respect to such Company Securities immediately prior to the Effective Time under the terms of the relevant agreements governing such Company Convertible Securities, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the Rollover Convertible Securities. Each Rollover Convertible Security shall represent the right to acquire the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Convertible Security on an as-converted to shares of Company Common Stock basis as of immediately prior to the Effective Time by the Existing Holder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Capital Stock of such Company Convertible Security divided by (y) the Existing Holder Exchange Ratio (such number of New Plum Common Shares resulting from the conversion of all of the Rollover Convertible Securities, the “Existing Rollover Convertible Security Shares”).

(v) Assumption by Plum of New Convertible Securities. At the Effective Time, by virtue of the Merger and without any action of any Party or other Person, each Company Convertible Security convertible into a New Financing Security that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Capital Stock, shall be assumed by Plum and shall be cancelled in exchange for a convertible security to acquire New Plum Common Shares and on an as-converted to shares of Company Common Stock basis (each, a “New Financing Rollover Convertible Security” and together with the Existing Financing Rollover Convertible Securities, the “Rollover Convertible Securities”) on the same contractual terms and conditions as were in effect with respect to such Company Convertible Securities immediately prior to the Effective Time under the terms of the relevant agreements governing such Company Convertible Securities, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the Rollover Convertible Securities. Each Rollover Convertible Security shall represent the right to acquire the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Convertible Security on an as-converted to shares of Company Common Stock basis as of immediately prior to the Effective Time by the New Company Shareholder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Capital Stock of such Company Convertible Security divided by (y) the New Company Shareholder Exchange Ratio (such number of New Plum Common Shares resulting from the conversion of all of the Rollover Convertible Securities, the “New Rollover Convertible Security Shares” and together with the Existing Rollover Convertible Security Shares, the “Rollover Convertible Security Shares”).

(vi) Converted Stock Option Shares and Rollover Convertible Security Shares. From and after the Effective Time, Plum shall (i) reserve for issuance a number of New Plum Common Shares equal to the number of shares underlying the Converted Stock Options and Rollover Convertible Security Shares, and (ii) issue or cause to be issued the appropriate number of New Plum Common Shares upon the exercise of the Converted Stock Options and the appropriate number of Rollover Convertible Security Shares upon the exercise of the Rollover Convertible Securities. Plum shall use reasonable best efforts to prepare and file, as promptly as practicable after the date Plum is first allowed a registration statement registering a number of New Plum Shares necessary to fulfill Plum’s obligations under Section 2.01(d)(iii).

(vii) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01(d), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 2.01(d)(ii)(A)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive a portion of the Transaction Consideration, including any Transaction Consideration issuable pursuant to Section 2.03, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Transaction Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.01(d)(ii), without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.02. The Company shall provide Plum prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Plum shall have the reasonable opportunity to participate in all negotiations and proceedings with respect to such demands; provided, that the Company shall not under any circumstance settle or agree to such demands without the prior written consent of Plum.

(e) Governing Documents. At the Effective Time, the Governing Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed by Plum and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Company set forth in the certificate of incorporation of the Surviving Company, as amended and restated, shall be “Veea Inc.” unless otherwise agreed by the Company and Plum.

Section 2.02 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Plum, and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.03 Company Earnout.

(a) If, at any time during the ten (10) years following the Closing (the “Earnout Period”), the Plum Common Share Price is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), Plum shall, as additional consideration in the Merger in respect of shares of Company Capital Stock (and without the need for additional consideration from any holder thereof), promptly issue to each Existing Company Shareholder, a number of New Plum Common Shares equal to the product of (i) such Existing Company Shareholder’s Pro Rata Share multiplied by (ii) 2,250,000.

(b) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), Plum shall, as additional consideration in the Merger in respect of shares of Company Capital Stock (and without the need for additional consideration from any holder thereof), promptly issue to each Existing Company Shareholder, a number of New Plum Common Shares equal to the product of (i) such Existing Company Shareholder’s Pro Rata Share multiplied by (ii) 2,250,000.

(c) If, on or before the last day of the Earnout Period, there is a Change of Control Transaction that will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance herewith), equal to or in excess of the applicable Plum Common Share Price as set forth in clauses (a) or (b) of this Section 2.03 (each, an “Earnout Triggering Event”), then immediately prior to the consummation of such Change of Control Transaction: (a) any Earnout Triggering Event subject to the applicable price thresholds achieved or exceeded in connection with such Change of Control Transaction that has not previously occurred shall be deemed to have occurred and shall immediately vest and the Existing Company Shareholders shall receive the same per share consideration (whether stock, cash or other property) in respect of such New Plum Common Shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; and (b) in the case of any Change of Control Transaction, Plum shall require that the acquiror in such Change of Control Transaction agree to the treatment of any Earnout Triggering Event (unless otherwise agreed to by Existing Company Shareholders holding a majority of the Company Capital Stock held by all Existing Company Shareholders) subject to applicable price thresholds that are not achieved or exceeded in connection with such Change of Control Transaction that will not vest in connection with such Change of Control Transaction (“Unvested New Plum Common Shares”). For the avoidance of doubt, any Unvested New Plum Common Shares that will not vest in connection with a Change of Control Transaction will continue as Unvested New Plum Common Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled.

(d) Notwithstanding anything to the contrary in this Section 2.03, in the event of a Change of Control Transaction that results in New Plum Common Shares no longer being listed on the Stock Exchange or any other nationally-recognized securities exchange, any Unvested New Plum Common Shares shall automatically vest regardless of whether an Earnout Triggering Event has occurred in connection with such Change of Control Transaction.

(e) In the event of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event (other than, for the avoidance of doubt, the Transactions) affecting the New Plum Common Shares after the date of this Agreement, the Earnout Triggering Events and the number of New Plum Common Shares to be issued by Plum shall be equitably adjusted to provide each Existing Company Shareholder the same economic effect as contemplated by this Agreement prior to such event.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Parties and the Surviving Company and their respective Affiliates, and any applicable withholding agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article III CLOSING

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.02 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, immediately following the Domestication, Plum shall deposit, or shall cause to be deposited, with Exchange Agent for the benefit of the Company Shareholders, for exchange in accordance with Section 2.01(d)(ii), the number of New Plum Common Shares sufficient to deliver the aggregate Transaction Consideration payable pursuant to this Agreement (such New Plum Common Shares, the “Exchange Fund”). Plum shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Transaction Consideration out of the Exchange Fund in accordance with the Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Plum shall cause the Exchange Agent to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s shares of Company Capital Stock for such Company Shareholder’s applicable portion of the Transaction Consideration from the Exchange Fund, and which shall be in form and contain provisions which the Company shall specify and which are reasonably acceptable to Plum (a “Letter of Transmittal”), and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Transaction Consideration to such Company Shareholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Transaction Consideration that remains undistributed to the Company Shareholders for two (2) years after the Effective Time shall be delivered to Plum, upon demand, and any Company Shareholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Plum for their portion of the Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Plum free and clear of any claims or interest of any person previously entitled thereto.

Section 3.03 Allocation Schedule.

(a) At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Plum an allocation schedule (the “Allocation Schedule”) setting forth as of the Effective Time:

(i) the number of shares of Company Common Stock held by each Company Shareholder (including Company Common Stock resulting from the conversion of Equity Securities of the Company (other than Company Common Stock) after giving effect to such conversions);

(ii) the number of shares of Company Common Stock subject to Company Options held by the Company Optionholders and Company Warrants held by Company Warrantholders and immediately prior to the Effective Time, the exercise price of each such Company Options and Company Warrants, and vesting arrangements with respect to each such Company Options and Company Warrants (including the vesting schedule, vesting status, and the vesting commencement date);

(iii) the Existing Fully Diluted Company Capitalization;

(iv) the New Financing Securities;

(v) (A) the Existing Holder Exchange Ratio, (B) the New Company Shareholder Exchange Ratio and (C) the portion of the Transaction Consideration (specifying the number of New Plum Common Shares) allocated to each share of Company Common Stock pursuant to Section 2.01 (after giving effect to the conversion of Equity Securities of the Company (other than Company Common Stock)) based on the Existing Holder Exchange Ratio or New Company Shareholder Exchange Ratio, as applicable, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(vi) for each Existing Company Shareholder, its Pro Rata Share; and

(vii) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to this Section 3.03(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws.

(b) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of New Plum Common Shares that each Company Securityholder will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of New Plum Common Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Securityholder), exceed the Transaction Consideration, (iii) Plum, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the Transaction Consideration to the Company Securityholder under this Agreement and (iv) upon delivery, payment and issuance of the Transaction Consideration on the Closing Date to the Exchange Agent, Plum and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Transaction Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Transaction Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Securityholder hereby irrevocably waive and release Plum and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Transaction Consideration, as the case may be, among each Company Securityholder as set forth in such Allocation Schedule.

Section 3.04 Closing Statements. At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Plum a statement (the “Company Closing Statement”) setting forth the estimated Company Transaction Expenses (including a breakdown by Person of estimated amounts owed by the Company). Two (2) Business Days prior to the Special Meeting and, in any event, not earlier than the time that the holders of Plum Class A Shares may no longer elect to redeem their Plum Class A Shares in accordance with the Plum Shareholder Redemption, Plum shall deliver to the Company a statement (the “Plum Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Plum Shareholder Redemption), (b) the aggregate amount of all payments required to be made in connection with the Plum Shareholder Redemption, (c) the estimated Plum Transaction Expenses (including a breakdown by Person of amounts owed by Plum), (d) the number of Plum Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Plum Shareholder Redemption, and the number of Plum Class A Shares that may be issued upon the exercise of all Plum Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the Company Closing Statement or the Plum Closing Statement, as the case may be, until the Closing Date, each of the Company and Plum shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by Plum or the Company or any of their respective Representatives in connection with the review of the Company Closing Statement or the Plum Closing Statement, as the case may be, (ii) consider in good faith any comments to the Company Closing Statement or the Plum Closing Statement, as the case may be, provided by any other Party at least three (3) Business Days prior to the Closing Date and (iii) revise the Company Closing Statement as needed to reflect any reasonable comments that are consistent with this Agreement and, based on the Company’s good faith assessment, are warranted or appropriate and deliver such revised Company Closing Statement or Plum Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

Section 3.05 Adjustment

. The Transaction Consideration, Existing Holder Exchange Ratio, and New Company Shareholder Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Plum Common Shares occurring prior to the date the shares comprising the Transaction Consideration is issued.

Section 3.06 No Fractional Shares. No fractional New Plum Common Shares, or certificates or scrip representing fractional New Plum Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger or upon the issuance of New Plum Common Shares during the Earnout Period pursuant to Section 2.03, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Plum. Any such fractional share of New Plum Common Shares shall be rounded down to the nearest whole number.

Section 3.07 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Transaction Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate(s) as contemplated under this Agreement.

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.07), the Company hereby represents and warrants to Plum, in each case, as of the date of this Agreement as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of Delaware. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents as in effect on the date hereof previously made available by the Company to Plum are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporate or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Shareholders’ Consent, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid power and authority of, and due and valid execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations.

(a) Assuming the truth and completeness of the representations and warranties of Plum and Merger Sub contained in this Agreement and the other Transaction Documents to which it is a party, no action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) the Required Company Shareholders’ Consent or (v) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, for the Change of Control Payments as listed on Section 4.04(b) of the Company Disclosure Schedules or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Merger or (ii) transfer restrictions under applicable Securities Laws. Except for the Company Options, Company Warrants, and the New Financing Securities, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) Section 4.05(b) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of September 30, 2023, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary set forth on Section 4.02 of the Company Disclosure Schedules is wholly owned by the Company.

Section 4.06 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements.

(a) The Company made available to Plum true, correct and complete copies of (i) (x) the unaudited consolidated balance sheet of the Company as of December 31, 2022, and the unaudited consolidated statements of income and cash flows of the Company for the year then ended, and (y) the consolidated balance sheet of the Company as of December 31, 2021 and the related consolidated statements of income and cash flows of the Company for the year then ended, audited pursuant to private company standards, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2023 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company for the six-month period then ended (collectively, the “Financial Statements,” each of which are attached as Section 4.07 of the Company Disclosure Schedules), provided that, when delivered pursuant to Section 7.03(a) hereof, all references to “Financial Statements” in this Section 4.07 shall refer to the financial statements delivered pursuant to Section 9.03(a). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the Transactions (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2021 and 2022 and any interim unaudited financial statements required by applicable Securities Laws (including the Most Recent Balance Sheet and the related unaudited consolidated statements of income and cash flows of the Company for the most recent interim period then ended), collectively, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 7.03, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and the Company’s Subsidiaries assets. The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Other than (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, other than such Liabilities that would not have been required to be set forth on the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law other than any Liabilities covered by clauses (c) or (d) of this Section 4.07), (c) Liabilities for Company Transaction Expenses, (d) as set forth in Section 4.08 of the Company Disclosure Schedules, and (e) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since January 1, 2021 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving (a) the Company or any of the Company’s Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material nonmonetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since January 1, 2020 there have been) no material Proceedings by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries (i) conducts (and since January 1, 2021 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) (i) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or managers, or, to the knowledge of the Company, any other Representatives, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law except, in each case of clauses (i), (ii) and (iii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have in place policies and procedures designed to prevent their respective directors, officers, employees, agents and other Persons acting on their behalf from undertaking any activity, practice or conduct that would constitute an offense under Anti-Corruption Laws or Sanctions. Neither the Company or any of its Subsidiaries nor any of their officers, directors, managers, or employees nor, to the knowledge of the Company, any of their other Representatives or agents (A) is or at any time since January 1, 2020 has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republics); (3) an entity fifty percent (50%) or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2) (each such Person in clause (1), (2) or (3), a “Sanctioned Person”); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any applicable Laws relating to economic sanctions within the last five (5) years except, in each case of clauses (A) and (B), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts, but excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the Material Contracts have been made available to Plum.

(i) each of the 10 largest Contracts (determined based on aggregate consideration received by the Company and its Subsidiaries thereunder) of the Company and its Subsidiaries for the calendar years ended December 31, 2021 and December 31, 2022;

(ii) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(iii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earnout,” contingent purchase price or other contingent or deferred payment obligation;

(iv) any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of $250,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) $250,000 annually or (B) $2,500,000 over the term of the agreement;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of Plum or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains “take or pay” requirements or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit, in any material respect, Plum or any of its Affiliates after the Closing;

(ix) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, any material Intellectual Property to or from the Company or any of its Subsidiaries, or (2) the ownership, development or use of any material Intellectual Property, or (B) affects the Company’s or any of its Subsidiaries’ ability to use, enforce or disclose any material Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, in each case, excluding (x) nonexclusive end-user licenses for unmodified, commercially available, off-the-shelf Software that are provided in executable form only and used solely for the Company’s or its Subsidiaries’ internal business purposes with an aggregate fee of less than $250,000, and (y) nonexclusive licenses granted by the Company or any of its Subsidiaries to customers or suppliers in the ordinary course of business consistent with past practice;

(x) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any of its Subsidiaries) or pursuant to which any Person (other than the Company or any of its Subsidiaries) has guaranteed the Liabilities of the Company or any of its Subsidiaries, in each case in excess of $250,000;

(xi) any Contract, other than in respect of intragroup transfers solely between the Company and/or its Subsidiaries, under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any person outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $250,000 or made any capital contribution to, or other investment in, any Person;

(xii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $250,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material nonmonetary obligations on the Company or any of its Subsidiaries (or Plum or any of its Affiliates after the Closing);

(xiii) any Contract with any founder or managing director of the Company, or any executive or individual service provider of the Company or its Subsidiaries with annual base compensation in excess of $250,000 that (i) provides for Change of Control Payments or (ii) provides for severance, or similar payments in excess of that required by applicable Law;

(xiv) any Lease involving annual lease payments in excess of $250,000;

(xv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi) any other Contract the performance of which requires either (A) annual payments to or from the Company or any of its Subsidiary in excess of $250,000 or (B) aggregate payments to or from the Company or any of its Subsidiaries in excess of $2,500,000 over the term of the agreement and, in each case, that is not terminable by the Company or any of its Subsidiaries without penalty upon less than 60 days’ prior written notice; and

(xvii) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof, by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

Section 4.12 Company Benefit Plans.

(a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is a Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company and its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

(b) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan. No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any Liability under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan subject to Section 412 of the Code or Title IV of ERISA, any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any material Liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions and premiums required to be made with respect to the Company Benefit Plans on or before the date hereof have been made or have been accrued for in the respective Financial Statements.

(c) No material claim or Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits or domestic relations order) is pending or, to the Company’s Knowledge, threatened. There has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan where any material liability remains outstanding.

(d) With respect to each material Company Benefit Plan, the Company has provided Plum copies of (to the extent applicable): (i) the current plan and trust documents (and all amendments thereto); (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insurance contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the IRS; and (vi) all non-routine and material correspondence with any Governmental Authority occurring within the past three (3) years.

(e) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities. No Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

(f) Except for Change of Control Payments as listed on Section 4.04(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions could (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan, or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(g) Except for tax equalization agreements set forth on Section 4.12(g) of the Company Disclosure Schedules, the Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance, in all material respects, with Section 409A of the Code or Section 457A of the Code and all applicable regulations and notices issued thereunder.

(i) No payment, amount or benefit that could be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual service provider of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) could, separately or in the aggregate, reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, prior to the execution of this Agreement. None of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three (3) years, there have been no activities or proceedings by any labor union, works council or other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. To the knowledge of the Company, in the past three (3) years, there has been no actual or threatened in writing unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, slowdown, lockout, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries. There are no pre-signing notice, consent, information, consultation or bargaining obligations owed to any employee or employee representative, including any works council or other labor organization, or labor authority, under applicable Law, Labor Agreements or other Contracts, in connection with the execution of this Agreement or the consummation of the Transactions.

(b) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, exempt and nonexempt employee and independent contractor classification, discrimination, harassment, retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act or comparable local Laws), COVID-19, short-time work or furlough, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) Except as would not result in material Liability for the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or policy; and (ii) each individual, who is providing or, within the past three (3) years, has provided services to the Company and its Subsidiaries as an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, there have been no employment harassment allegations (including sexual harassment allegations) or employment discrimination allegations raised, brought, or threatened in writing, or settled relating to any officer, director, executive or supervisory employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations, and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(e) No employee layoff, facility closure or shutdown, material reduction-in-force, furlough, short-time work, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or its Subsidiaries has occurred since January 1, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not otherwise experienced any material employment-related liability with respect to COVID-19.

(f) To the knowledge of the Company, no executive or Key Employee of the Company or its Subsidiaries has provided notice to terminate his or her employment prior to the one (1)-year anniversary of the Closing. To the knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to: (i) the Company; or (ii) any third party with respect to such person’s right to be employed or engaged by the Company.

Section 4.14 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since the Company’s incorporation.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries (other than those covered by the previous sentence) has conducted any tax avoidance transactions particularly designed to avoid or circumvent the tax treatment intended by applicable law, including any transactions leading to notifications of cross-border arrangements involving the Company or its Subsidiaries as relevant tax payer under the EU Council Directive 2011/16 (as amended by EU Council Directive 2018/822 and EU Council Directive 2020/876), other than notifications in connection with the Merger.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) deferred revenue or prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(k) Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction outside its country of formation.

(l) Neither the Company nor any of its Subsidiaries has or is reasonably expected to have any material liability under Section 482 of the Code (or any similar provision of state, local or foreign Law).

(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Insurance. Section 4.14(a)1of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement (excluding any Company Benefit Plans). All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies set forth on Section 4.15 of the Company Disclosure Schedules have been made available to Plum. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.16 Permits. Other than as set forth in Section 4.16 of the Company Disclosure Schedules, each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance with the terms of the Material Permits.

Section 4.17 Property.

(a) Owned Real Property. Section 4.17(a) of the Company Disclosure Schedules sets forth a true, complete and correct list (including the address) of all real property owned by the Company and any of its Subsidiaries (the “Owned Real Property”). The Company and its Subsidiaries, as applicable, have good and marketable indefeasible fee title to the Owned Real Property free and clear of any Liens (other than Permitted Liens). Neither the Company nor any Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, the address of each Leased Real Property (other than temporary construction site offices relating to individual projects). The Company has made available to Plum true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Neither the Company nor its Subsidiaries has a sublease, license, or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries is in material breach or default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination of, or a material modification or acceleration thereof, by any party to any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules, together with the Owned Real Property, comprises all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Personal Property. The Company and each of its Subsidiaries own and have good marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except (i) for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet, or (ii) as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company Assets are not subject to any Liens (other than Permitted Liens), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company Assets constitute all the assets, properties and rights that are used in or necessary to conduct in all material respects the Company’s and each of its Subsidiaries’ respective business immediately following the Closing in substantially the same manner as currently conducted and as was conducted for the twelve (12)-month period prior to the Closing.

Section 4.18 Intellectual Property and IT Security.

(a) Section 4.18(a) of the Company Disclosure Schedules lists each patent, patent application, trademark, service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained, and are still in effect, as of the date of this Agreement (collectively, the “Registered Intellectual Property”). All of the Registered Intellectual Property is (i) subsisting; (ii) unexpired; (iii) to the knowledge of the Company, valid; and (iv) except for any pending applications from which a patent, trademark, or service mark has not issued as of the date of this Agreement, enforceable. The Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title, and interest in and to all Company Intellectual Property and (B) has sufficient rights to use pursuant to a license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, in each case of (A) and (B), free and clear of all Liens except for Permitted Liens.

(b) To the knowledge of the Company, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and, to the knowledge of the Company, have not in the past six (6) years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person. Other than as set forth in Section 4.18(b) of the Company Disclosure Schedules, in the six (6) years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no Proceeding, not including proceedings arising from office actions in the context of prosecuting patent or trademark applications before intellectual property offices or agencies, has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation, or otherwise challenging the validity, ownership, or enforceability of any Company Intellectual Property. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries nor has, to the knowledge of the Company, any third party, in the six (6) years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries (including any unsolicited demand or request from any Person to license any Intellectual Property).

(c) The Company and its Subsidiaries have taken steps reasonable under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including, where applicable, the confidentiality thereof). Each current and former employee, consultant, and contractor of the Company and its Subsidiaries has entered into a valid and enforceable written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former employee, consultant, or contractor of the Company or any of its Subsidiaries has or is in breach of any such agreement.

(d) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (i) the ownership and confidentiality of their material proprietary Intellectual Property and (ii) the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures designed to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of its IT Systems that are, in the reasonable determination of the Company’s management team, adequate and in accordance with standard industry practice. Other than as set forth in Section 4.18(d) of the Company Disclosure Schedules, since January 1, 2020, to the knowledge of the Company, the Company and its Subsidiaries have not, to the knowledge of the Company and its Subsidiaries, experienced any material Security Incident.

(e) The IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries. Since January 1, 2020, there have been no material failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems owned or controlled by the Company or, to the knowledge of the Company, other IT Systems, or the business of the Company that have caused any material disruption of or material interruption in or to the use of any IT Systems.

(f) The Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all material respects with, and since January 1, 2020, has complied in all material respects with any applicable Privacy Requirements. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Requirements. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate the Company’s privacy policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or noncompliance with, the Privacy Requirements, nor, to the knowledge of the Company no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made.

Section 4.19 Environmental Matters.

(a) Other than as set forth in Section 4.19(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries holds and is in compliance in all material respects with, and since January 1, 2021 has held and been in compliance in all material respects with, all Permits that are required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since January 1, 2021 (or earlier to the extent unresolved), neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d) There has been no release or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Owned Real Property or Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case that has resulted or would result in material liabilities for the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to Plum copies of all environmental reports and other material environmental, health or safety documents related to the current or former operations, properties or facilities of the Company or its Subsidiaries (including the Leased Real Property) in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of Plum if taken during the period from the date of this Agreement until the Closing pursuant to Section 7.01.

Section 4.21 Brokers. No broker, finder, financial advisor, investment banker or other Person, other than those set out in Section 4.21 of the Company Disclosure Schedules, the fees and expenses of which will be paid by the Company pursuant to engagement letters entered into therewith, is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates.

(a) Except for the Contracts and transactions set forth on Section 4.22(a) of the Company Disclosure Schedules, there are no Contracts or transactions between (i) the Company or any of its Subsidiaries, on the one hand, and any (ii) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Company Related Party”) other than (1) Contracts with respect to a Company Related Party’s employment with or service as an independent contractor (including benefit plans and other ordinary course compensation from) the Company or any of its Subsidiaries entered into in the ordinary course of business, and (2) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b).

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Schedules, no Company Related Party (i) owns any interest in any material asset or property used in the Company’s business, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (iii) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (iv) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01).

(c) All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to Section 4.22(b)) are referred to herein as “Company Related Party Transactions.”

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Plum’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR § 800.248).

Section 4.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Plum and (ii) it has been furnished with or given access to such documents and information about Plum and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Plum or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Plum nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.26 Anti-Slavery and Human Trafficking.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company, its Subsidiaries and each of their respective directors, officers and employees in their capacities as such, has at all times complied and is complying with all applicable anti-slavery and human trafficking Laws, statutes, regulations and codes from time to time in force including, but not limited to, the California Transparency in Supply Chains Act, the Uyghur Forced Labor Prevention Act, the United Kingdom Modern Slavery Act 2015, and similar Laws in the jurisdictions in which the Company and the its Subsidiaries, directly or indirectly, conduct business.

(b) The Company and its Subsidiaries have in place adequate policies, procedures, and systems designed to ensure in all material respects its compliance with all applicable anti-slavery and human trafficking Laws from time to time in force.

(c) Neither the Company, its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees in their capacities as such, has engaged or is engaging in any activity, practice or conduct related to slavery and/or human trafficking, including but not limited to: (A) holding another person in slavery or servitude or requiring another person to perform forced or compulsory labor, (B) arranging or facilitating human trafficking or (C) intending to commit or facilitate any act of human trafficking.

Section 4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PLUM OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV OR THE transaction DOCUMENTS or the shareholder undertaking, NEITHER The Company NOR OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE cOMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PLUM OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PLUM IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Except for the representations and warranties expressly set forth in Article IV OR the TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY the Company or any of its subsidiaries ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PLUM IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article V REPRESENTATIONS AND WARRANTIES
RELATING TO MERGER SUB

Except as set forth in the Plum Disclosure Schedules (but subject to the terms of Section 12.07), Merger Sub hereby represents and warrants to the Company, in each case, as of the date of this Agreement as follows:

Section 5.01 Corporate Organization. Merger Sub is a corporation duly organized, incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

Section 5.02 Due Authorization. Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 8.05, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of Merger Sub and no other proceeding on the part of Merger Sub is necessary to authorize this Agreement or such Transaction Documents or performance by Merger Sub, hereunder or thereunder. This Agreement has been, and each Transaction Document to which Merger Sub will be party will be, duly and validly executed and delivered by Merger Sub and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Merger Sub will be party, will constitute a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization. The authorized share capital of Merger Sub consists of 1,000 shares, of a par value $0.01 per share, of which 100 shares are issued and outstanding and are held by Plum. The issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. The issued and outstanding shares of Merger Sub were issued in compliance in all material respects with the Governing Documents of Merger Sub and applicable Law, and were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding shares of Merger Sub are owned directly by Plum, free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

Section 5.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Merger Sub with respect to Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the applicable law of Delaware, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 8.05, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Merger Sub does not have any liabilities.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub or any of its Affiliates for which Merger Sub has any obligation.

Section 5.07 Investigation; No Other Representations.

(a) Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of the Company or any other Person, either express or implied, and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.08 Tax Matters Investigation. Merger Sub has not taken or agreed to take any action not contemplated by this Agreement or any other Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.09 Investment Company Act. Merger Sub is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PLUM OR ANY OF its REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article V OR THE TRANSACTION DOCUMENTS, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, and MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF PLUM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Except for the representations and warranties expressly set forth IN THIS Article V OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY and thereby.

Article VI REPRESENTATIONS AND WARRANTIES RELATING TO PLUM

Except as set forth in (a) Plum Disclosure Schedules (but subject to the terms of Section 12.07) or (b) any SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Plum hereby represents and warrants to the Company, in each case, as of the date of this Agreement, as follows:

Section 6.01 Corporate Organization; Subsidiaries. Plum is an exempted company with limited liability duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the applicable law of the Cayman Islands. The copies of Plum’s Governing Documents as in effect on the date hereof previously made available by Plum to the Company are true, correct and complete, are in full force and effect and have not been amended. Other than the Merger Sub, Plum does have and has not had any Subsidiaries and does not own and has not owned, directly or indirectly, any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any Person.

Section 6.02 Due Authorization.

(a) Plum has the requisite exempted company power and authority to execute and deliver this Agreement and each Transaction Document to which Plum is or will be a party and to perform all obligations to be performed by Plum hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Plum Shareholder Approval by the Pre-Closing Plum Holders at the Special Meeting, the execution, delivery and performance of this Agreement, the Transaction Documents to which Plum is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Plum. This Agreement has been, and each Transaction Document to which Plum is or will be upon execution thereof, duly and validly executed and delivered by Plum and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Plum (assuming this Agreement has been and the Transaction Documents to which Plum is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Plum in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Plum’s knowledge, threatened in writing against or involving Plum or any of its officers, in their capacities as such, that would, individually or in the aggregate, reasonably be expected to be material to Plum or have an adverse effect on the ability of Plum to enter into and perform its obligations under this Agreement and consummate the Transactions. Neither Plum nor any of its properties or assets is subject to any Governmental Order that would, individually or in the aggregate, reasonably be expected to be material to Plum. As of the date hereof, Plum is not, nor to Plum’s knowledge is any of its officers, in their capacities as such, subject to any written settlement arrangements or is in discussions for a settlement or arrangement, regarding material disputes or material claims. As of the date of this Agreement, there are no material Proceedings by Plum pending against any other Person.

Section 6.04 Compliance with Applicable Law.

(a) Plum is (and since its incorporation has been) operating in a manner that is customary for businesses similar to Plum and is (and since its incorporation has been) conducting its business in compliance with all applicable Laws, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Plum.

(b) Neither Plum, nor any of its directors, officers, employees or managers, or, to the knowledge of Plum, any other Representatives, agents or other Persons acting on its behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause Plum to be in violation of Anti-Corruption Laws, (ii) Plum has not been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) Plum has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. Plum has in place policies and procedures designed to prevent its directors, officers, employees, agents and other Persons acting on its behalf from undertaking any activity, practice or conduct that would constitute an offense under Anti-Corruption Laws or Sanctions and Export Control Laws. Neither Plum nor any of its officers, directors, managers, or employees nor, to the knowledge of Plum, any of its other Representatives or agents (A) is or at any time since its incorporation has been, (1) a Sanctioned Person; (2) located, organized or resident in a country or territory (or government thereof) which is itself a Sanctioned Person; (3) an entity fifty percent (50%) or greater owned, directly or indirectly, by one or more Sanctioned Persons; or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any applicable Laws relating to economic sanctions since its incorporation. Since its incorporation, Plum has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits.

Section 6.05 Consents and Requisite Government Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Plum with respect to Plum’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the applicable law of Delaware, (v) the Plum Shareholder Approval or (vi) any actions, notices, consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Plum.

(b) Neither the execution or delivery by Plum of this Agreement or the Transaction Documents to which Plum is or will be a party, nor the performance by Plum of its obligations hereunder or thereunder, nor the consummation by Plum of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Plum’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Plum is a party or by which Plum or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Plum or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of Plum, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Plum.

Section 6.06 Trust Account. As of the date of the Agreement, Plum has an amount in cash equal to at least $35.2 million in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated March 18, 2021 (the “Trust Agreement”), between Plum and the Exchange Agent, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Plum SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Plum SEC Reports to be inaccurate in any material respect or, to Plum’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Plum Holders who shall have elected to redeem their Plum Class A Shares pursuant to the Governing Documents of Plum or (iii) if Plum fails to complete a business combination within the allotted time period set forth in the Governing Documents of Plum and liquidates the Trust Account, subject to the terms of the Trust Agreement, Plum (in limited amounts to permit Plum to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Plum) and then the Pre-Closing Plum Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Plum and the Trust Agreement. As of the date of this Agreement, Plum has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Plum, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since March 18, 2021, Plum has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing Plum Holders who have elected to redeem their Plum Class A Shares pursuant to the Governing Documents of Plum and (C) Plum, each in accordance with the terms of and as set forth in the Trust Agreement), Plum shall have no further obligation under either the Trust Agreement or the Governing Documents of Plum to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Other than J.V.B Financial Group, LLC, acting through its Cohen & Company Markets division, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Plum for which Plum has any obligation.

Section 6.08 SEC Filings. Plum has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Plum SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Plum SEC Reports”). Each of the Plum SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Plum SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Plum SEC Reports or the Additional Plum SEC Reports (for purposes of the Additional Plum SEC Reports, assuming that the representation and warranty set forth in Section 4.22(a) is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Plum SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Plum SEC Reports, assuming that the representation and warranty set forth in Section 4.22(A) is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Plum SEC Reports. The parties hereto acknowledge that (i) the staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) and, (ii) Plum continues to review the Statement and its implications, including on the financial statements and other information included in the Plum SEC Reports and (iii) any restatement, revision or other modification of the Plum SEC Reports or the Additional Plum SEC Reports in connection with such review of the Statement or any subsequent related agreements or other guidance from the staff of the SEC shall not be deemed to be a breach of any representation or warranty set forth in this Agreement.

Section 6.09 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Plum’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Plum has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Plum’s financial reporting and the preparation of Plum’s financial statements for external purposes in accordance with GAAP and (ii) Plum has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Plum is made known to Plum’s principal executive officer and principal financial officer by others within Plum.

(b) Plum has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth on Section 6.09(c) of the Plum Disclosure Schedules or in the Plum SEC Reports, since its initial public offering, Plum has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ, or has cured any failure to so comply within the time period allowed for such cure by NASDAQ. The Plum Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. As of the date of this Agreement, there is no Proceeding pending or, to Plum’s knowledge, threatened in writing against Plum by NASDAQ or the SEC with respect to any intention by such entity to deregister Plum Class A Shares or prohibit or terminate the listing of Plum Class A Shares on NASDAQ. Plum has not taken any action that is designed to terminate the registration of Plum Class A Shares under the Exchange Act.

(d) The Plum SEC Reports, as amended or revised, contain true and complete copies of Plum’s financial statements (collectively, the “Plum Financial Statements”). The Plum Financial Statements (i) fairly present in all material respects the financial position of Plum as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iii) in the case of the audited Plum Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements, with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and with the Statement.

(e) Plum has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Plum’s and its Subsidiaries’ assets. Plum maintains and, for all periods covered by the Plum Financial Statements, has maintained books and records of Plum in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Plum in all material respects.

(f) Except as disclosed in the Plum SEC Reports, since its incorporation, Plum has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Plum, (ii) a “material weakness” in the internal controls over financial reporting of Plum or (iii) fraud, whether or not material, that involves management or other employees of Plum who have a significant role in the internal controls over financial reporting of Plum.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the Plum Disclosure Schedules, (b) for Plum Transaction Expenses, (c) reflected or reserved for in the most recent balance sheet in the Plum Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Plum SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Plum, Plum has no Liabilities. Plum has no Liability with respect to deferred underwriting commissions or similar obligations in connection with its initial public offering, or any discussions with respect to any business combination other than the Transactions.

Section 6.11 Business Activities.

(a) Since formation, Plum has not conducted any business activities other than (i) activities related to Plum’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are administrative and immaterial in nature.

(b) Except as set forth in Plum’s Governing Documents, there is no Contract binding upon Plum or to which Plum is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Except for this Agreement, the other Transaction Documents, the Transactions and the Plum Transaction Expenses (including, for the avoidance of doubt, Contracts with providers of accounting, legal, due diligence, tax and other services) or as set forth in Section 6.11(b) of the Plum Disclosure Schedules, Plum is not party to any Contract with any other Person that would require payments by Plum as of the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract.

(c) Except for the Transactions, Plum does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d) Plum does not own or lease any real or personal property.

(e) Plum does not own any Intellectual Property.

(f) Section 6.11(f) of the Plum Disclosure Schedules sets forth a list of all Indebtedness of Plum as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 6.12 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by Plum have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material amounts of Taxes due and owing by Plum have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Plum has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Plum is not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Plum has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Plum, no such claims have been threatened in writing. No written claim has been made by any Governmental Authority in a jurisdiction where Plum does not file a Tax Return that Plum is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Plum and no written request for any such waiver or extension is currently pending.

(e) Neither Plum nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since Plum’s incorporation.

(f) Plum will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(g) There are no Liens with respect to Taxes on any of the assets of Plum, other than Permitted Liens.

(h) Plum does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Plum is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Plum is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Plum is not considered a Tax resident in any jurisdiction outside of its country of formation. No claim has ever been made by a Governmental Authority in a jurisdiction where Plum does not file Tax Returns that Plum may be subject to taxation by that jurisdiction.

(l) For U.S. federal income Tax purposes, Plum is, and has been since the date of its formation, treated as an association taxable as a corporation.

(m) Plum has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.13 Capitalization.

(a) Section 6.13(a) of the Plum Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Plum Shares and the Plum Warrants prior to the Domestication, which are all of the issued and outstanding Equity Securities of Plum. All outstanding Equity Securities of Plum (except to the extent such concepts are not applicable under the applicable Law of Plum’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and, as applicable, are fully paid and non-assessable (to the extent such concepts are relevant in Plum’s jurisdiction of incorporation). Prior to the consummation of the Domestication, such Equity Securities (i) were not issued in violation of the Governing Documents of Plum and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of Plum or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of Plum and (iv) as set forth on Section 6.13(a) of the Plum Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Plum, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Plum, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Plum. There are no outstanding bonds, debentures, notes or other indebtedness of Plum having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of Plum may vote. Except as disclosed in the Plum SEC Reports, there are no registration rights, and Plum is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Plum Shares or any other equity interests of Plum.

(b) As of the date of this Agreement, (i) the authorized share capital of Plum consists of 500,000,000 Plum Class A Shares, 50,000,000 Plum Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding Plum Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which Plum is a party or bound.

(c) As of the date of this Agreement, Plum’s only Subsidiary is Merger Sub and Plum does not own, directly or indirectly, any Equity Securities in any Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.14 Material Contracts; No Defaults.

(a) Plum has filed as an exhibit to the Plum SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Plum is a party or by which any of its respective assets are bound (the “Plum Material Contracts”). True, complete and correct copies of the Plum Material Contracts have been made available to the Company.

(b) Except for any Plum Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing, and except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to Plum, (i) such Plum Material Contracts are in full force and effect and represent the legal, valid and binding obligations of Plum and, to the knowledge of Plum, the other parties thereto, and are enforceable by Plum to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) Plum and, to Plum’s knowledge, the counterparties thereto are not in material breach of or material default (or would not be in material breach, violation or default but for the existence of a cure period) under any such Plum Material Contract and (iii) Plum has not received any written or oral claim or notice of material breach of or material default under any such Plum Material Contract.

Section 6.15 Related Party Transactions. Section 6.15 of the Plum Disclosure Schedules sets forth all Contracts, transactions, arrangements or understandings between (a) Plum, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Plum or the Sponsor (or any Affiliate of the Sponsor), on the other hand (each Person identified in this clause (b), a “Plum Related Party”), other than (i) Contracts with respect to a Plum Related Party’s employment with, or the provision of services to, Plum entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.01 or entered into in accordance with Section 8.01.

Section 6.16 Absence of Changes. During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Plum to enter into and perform its obligations under this Agreement or the other Transaction Documents; and (b) Plum has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01.

Section 6.17 Investment Company Act; JOBS Act. Plum is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended. Plum constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.18 Employees; Employee Benefit Plans.

(a) Plum has no employees as of the date of this Agreement.

(b) Plum does not maintain, contribute to or have any obligation or Liability, or could not reasonably be expected to have any obligation or Liability, under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Plum, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Plum to payments or benefits or increases in any existing payments or benefits or any loan forgiveness. No payment, amount or benefit that could be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual service provider of Plum or its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) could, separately or in the aggregate, reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 6.19 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Plum expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Plum Holders or at the time of the Plum Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.20 Investigation; No Other Representations.

(a) Plum, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Plum has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, and in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company or any other Person, either express or implied, and Plum, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, and in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER PLUM NOR ANY OTHER PERSON MAKES, AND PLUM EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PLUM THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PLUM BY THE MANAGEMENT OF PLUM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THIS ARTICLE VI, OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PLUM ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PLUM, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article VII COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (v) as consented to in writing by Plum (such consent not to be unreasonably withheld, conditioned or delayed), (A) use its commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course in all respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the Company Disclosure Schedules or (iv) as consented to in writing by Plum (such consent, other than in the case of Section 7.01(b)(i), Section 7.01(b)(v), Section 7.01(b)(x) and Section 7.01(b)(xii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or (C) form any new Subsidiary of the Company;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of material Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of, the Company in such trade secrets) or (C) make any material adverse change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for personal data;

(vii) except as otherwise expressly contemplated by this Agreement or any Transaction Document or the issuance of any Equity Securities of the Company pursuant to awards made under the Legacy Equity Incentive Plans or the exercise of Company Convertible Securities awarded under the Legacy Equity Incentive Plans or the issuance of any Equity Securities pursuant to the terms of any Company Convertible Security, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) incur, create or assume any Indebtedness in excess of $5,000,000 in the aggregate more than the Indebtedness of the Company outstanding as of the date hereof, other than (A) ordinary course trade payables, (B) as set forth in Section 7.01(b)(viii) of the Company Disclosure Schedules, or (C) in connection with the refinancing of any Indebtedness existing as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such refinanced Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (but excluding all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(ix) (A) amend or modify in any material respect or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract) (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract, in each case of clauses (A) through (C), other than in the ordinary course of business;

(x) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, except to any Affiliate, other than the reimbursement of expenses of employees and other individual service providers in the ordinary course of business;

(xi) except as required under the terms of any Company Benefit Plan or as required by applicable Law, (A) establish, amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement (other than immaterial amendments or modifications made in the ordinary course of business to a Company Benefit Plan that does not materially increase the costs under such Company Benefit Plan, and new employment agreements or offer letters entered into in the ordinary course of business for new hire employees at any level below vice president), (B) increase or decrease, or agree to increase or decrease, the cash compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company (other than any increases in base salary, hourly wage, or non-employee base compensation in the ordinary course of business), (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of the Company at the level of senior vice president or above, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or Key Employee of the Company, or (H) implement or announce any plant closings, material reductions in force, material furloughs or material work schedule changes that would implicate the WARN Act;

(xii) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any Tax sharing or Tax indemnification agreement, or fail to pay any material Taxes when due (including estimated Taxes), except, in each case, in the ordinary course of business or as required by applicable law;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $250,000 or that imposes, or by its terms will impose at any point in the future, any material, nonmonetary obligations on the Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) voluntarily fail to maintain coverage under any insurance policy maintained with respect to the Company and its assets and properties (other than with respect to a Company Benefit Plan or in connection with normal annual renewal activities and insurance program management) in such amount and scope of coverage substantially similar to that which is currently in effect;

(xvii) enter into any Contract with any broker, finder, financial advisor, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xviii) enter into, conduct, engage in or otherwise operate any new line of business (provided, for the avoidance of doubt, that any expansion of the Company’s products and services (or products and services that are under development), shall not be considered a new line of business so long as such expansion is an extension of, or reasonably related to, existing products and services), in any material respect or discontinue or make any material change to the business of the Company; or

(xix) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Plum, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. The Company acknowledges that Plum is a blank check company with the power and privileges to effect a business combination, and reference is made to Plum’s final prospectus, dated March 15, 2021. The Company understands that Plum has established the Trust Account described therein for the benefit of Plum’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions or, in the event this Agreement is terminated pursuant to its terms, another business combination, are not consummated by the Termination Date or such later date as is approved by the shareholders of Plum to complete a business combination, Plum will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates), notwithstanding anything to the contrary in this Agreement, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Plum or any of its Affiliates in connection with the Transactions whatsoever, and will not seek recourse against the Trust Account at any time in connection with this or the Transactions; provided that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Plum or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Plum’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement.

Section 7.03 Financial Information.

(a) The Company shall deliver to Plum (i) as soon as reasonably practicable, the Closing Company Financial Statements; and (ii) as soon as reasonably practicable following the completion of each interim period occurring after the date of this Agreement, the unaudited financial statements for such interim periods that are required by applicable Securities Laws, as necessary.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and Plum in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by Plum with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.04 Company Related Party Transactions. Subject to Section 9.13, the Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions set forth on Section 7.04 of the Company Disclosure Schedule without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Plum and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand.

Section 7.05 Company Board Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s board of directors may (i) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation, (ii) approve, endorse, adopt or recommend an Acquisition Proposal, or (iii) fail to include the Company Board Recommendation in any materials presented to the Company Shareholders in connection with the Transactions (the actions or inactions referred to in the preceding clauses (i), (ii), and (iii) being referred to herein as a “Company Board Recommendation Change”) at any time prior to obtaining the Required Company Shareholders’ Consent in the event that:

(a) the Company’s board of directors has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 9.04 and determines in good faith that such Acquisition Proposal is a Superior Proposal (which determination and any notice to Plum thereof shall not constitute a Company Board Recommendation Change);

(b) prior to effecting such Company Board Recommendation Change, the Company’s board of directors shall have given Plum at least five (5) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to Section 7.05(a) (the “Change of Recommendation Notice Period”) and shall have provided Plum (i) the material terms and conditions of such Superior Proposal and (ii), subject to Section 8.09, the identity of the Person or “group” (within the meaning ascribed to such term under Section 13(d) of the Exchange Act) submitting such Superior Proposal and with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements and, subject to any express restrictions imposed by the lenders thereto, any financing commitments relating thereto received by the Company’s board of directors;

(c) if requested by Plum, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Plum regarding modifications to the terms and conditions of this Agreement to obviate the need for a Company Board Recommendation Change;

(d) within four (4) Business Days of Plum’s receipt of the notice required by Section 7.05(b), Plum shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company’s board of directors determines would obviate the need for a Company Board Recommendation Change; and

(e) the Company’s board of directors determines (following consultation with its outside legal counsel and after considering any counter-offer or proposal made by Plum pursuant to this Section 7.05) that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.06 Company Shareholder Consent. If the Company Shareholders party to the Voting Agreements hold, as of the Registration Statement/Proxy Statement Effective Date, voting power over Company Capital Stock sufficient to provide the Required Company Shareholders’ Consent (including any separate class or series vote as reasonably determined necessary or appropriate by the Company), the Company shall deliver to Plum, as soon as reasonably practicable but no later than five (5) Business Days following the Registration Statement/Proxy Statement Effective Date, a true and correct copy of an irrevocable written consent constituting the Required Company Shareholders’ Consent. If the Company Shareholders party to the Voting Agreements do not hold, as of the Registration Statement/Proxy Statement Effective Date, voting power over Company Capital Stock sufficient to provide the Required Company Shareholders’ Consent (including any separate class or series vote as reasonably determined necessary or appropriate by the Company), the Company shall use its best efforts to either (i) obtain and deliver to Plum a true and correct copy of an irrevocable written consent constituting the Required Company Shareholders’ Consent or (ii) hold a meeting of Company shareholders in which the Company obtains the vote of its shareholders constituting the Required Company Shareholders’ Consent, in either case (A) including any separate class or series vote as reasonably determined necessary or appropriate by the Company and (B) as soon as reasonably practicable following the Registration Statement/Proxy Statement Effective Date, and in any event, the Company will use its best efforts to obtain such Required Company Shareholders’ Consent no later than forty-five (45) days following the Registration Statement/Proxy Statement Effective Date.

Article VIII COVENANTS OF PLUM

Section 8.01 Conduct of Plum during the Interim Period. During the Interim Period, Plum shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document (including, for the avoidance of doubt, in connection with the Domestication), (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Plum Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Plum’s Governing Documents;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Plum, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Plum or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Plum Shareholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities;

(d) incur, create, guarantee or assume any Indebtedness, other than unsecured unconvertable Indebtedness to any of the Sponsor, its equityholders or its Affiliates (solely for working capital purposes) of not more than $1,000,000 in the aggregate solely for the purpose of paying Plum Transaction Expenses; provided that any such Indebtedness may be repaid without additional cost or fees upon the Effective Time;

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) (i) merge, consolidate, combine or amalgamate Plum with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(g) enter into, renew or amend in any material respect, any transaction or Contract with a Plum Related Party other than with respect to Indebtedness expressly permitted by Section 8.01(d);

(h) waive, release, compromise, settle or satisfy any pending or threatened material Proceeding;

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, except as set forth in the Sponsor Letter Agreement, this Agreement or any other Transaction Document (including with respect to Plum Shareholder Redemptions);

(j) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Plum or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Plum or resolve to approve any of the foregoing;

(k) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, file any material Tax Return in a manner materially inconsistent with past practice, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, change its jurisdiction of tax residency, enter into any Tax sharing or Tax indemnification agreement, or fail to pay any material Taxes when due (including estimated Taxes), except, in each case, in the ordinary course of business or as required by applicable law;

(l) change Plum’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP standards or otherwise made in accordance with guidance from the SEC or Plum’s auditors (with respect to matters generally applicable to special purpose acquisition companies);

(m) enter into, amend or modify in any material respect, waive any material benefit or right under, or terminate any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(n) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by Plum in excess of $200,000 in the aggregate with respect to any single Contract or series of related Contracts, other than any Contract relating to Plum Transaction Expenses, (ii) is not in the ordinary course of Plum’s business, or (iii) provide for material obligations of Plum that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Plum will or will reasonably be expected to arise or remain outstanding on or following the Closing, other than any Contract relating to Plum Transaction Expenses;

(o) engage in any activities or business, other than activities or business (i) currently conducted by Plum as of the date of this Agreement (ii) in connection with or incident or related to Plum’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Plum SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the other Transaction Documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iv) that are (A) administrative or ministerial and (B) immaterial in nature; or

(p) enter into any Contract to take, or cause to be taken, any of the actions prohibited under this Section 8.01.

Section 8.02 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee, which notice Plum shall provide to the Trustee in accordance with the terms of the Trust Agreement, (a) at the Closing, Plum shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the shareholders of Plum pursuant to the Plum Shareholder Redemption, (B) pay the amounts due to the underwriters of Plum’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of Plum as repayment of any unpaid Plum liabilities, (D) pay the Plum Transaction Expenses, (E) pay all income tax or other tax obligations of Plum prior to Closing and (F) pay all remaining amounts then available in the Trust Account to Plum in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 8.03 Plum Public Filings.

(a) From the date hereof through the Closing, Plum will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, Plum will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 8.04 Plum Securities Listing. From the date hereof through the Closing, Plum shall use its reasonable best efforts to ensure Plum remains listed as a public company on, and for Plum Class A Shares to be listed on, NASDAQ.

Section 8.05 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Plum, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 8.06 Stock Exchange Listing of New Plum Common Shares. Plum shall use its reasonable best efforts to cause New Plum Common Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date

Section 8.07 Equity Plans. Prior to the Closing Date, the board of directors of Plum shall approve and adopt the Incentive Equity Plan and shall approve and adopt the Employee Stock Purchase Plan, each in form and substance to be mutually agreed upon between the Company and Plum prior to the Registration Statement/Proxy Statement Effective Date (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable), and provided that the Incentive Equity Plan shall reserve for awards thereunder a number of New Plum Common Shares equal to ten percent (10%) of the aggregate number of New Plum Common Shares issued and outstanding immediately after the Closing (in addition to any Converted Stock Options).

Section 8.08 Section 16 Matters. Prior to the Effective Time, Plum shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the New Plum Common Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Plum to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Communications Relating to Superior Proposal. In the event the Company provides Plum with notice of a Superior Proposal in accordance with Section 7.05(b), Plum and its Affiliates shall not, directly or indirectly (including through their respective Representatives), contact, communicate with or otherwise engage in discussions with the Person or group making such Superior Proposal or their respective Affiliates or Representatives without the prior written consent of the Company.

Article IX JOINT COVENANTS

Section 9.01 Post-Closing Plum Board of Directors and Officers.

(a) Each of Plum and the Company shall take all such action within their respective power as may be necessary or appropriate such that effective immediately after the Closing: (i) the board of directors of Plum shall consist of seven (7) directors, which, for a period of five (5) years following the Closing, or such shorter period as may be agreed by the Parties prior to the Registration Statement/Proxy Statement Effective Date, shall be divided into three (3) classes, designated Class I, II and III, with Class I directors initially serving a one-year term, such term effective from the Closing (but any subsequent Class I directors serving a three-year term), Class II directors initially serving a two-year term, such term effective from the Closing (but any subsequent Class II directors serving a three-year term), and Class III directors serving a three-year term, such term effective from the Closing, with the number of directors assigned to each class to be mutually agreed by Plum and the Company prior to the Registration Statement/Proxy Statement Effective Date; (ii) the members of the board of directors of Plum are the individuals determined in accordance with Section 9.01(b); (iii) the members of the compensation committee, audit committee and nominating committee of the board of directors of Plum are the individuals determined in accordance with Section 9.01(c); and (iv) the officers of Plum and the Company (collectively, the “Officers”) are the individuals determined in accordance with Section 9.01(d).

(b) Prior to Registration Statement/Proxy Statement Effective Date and in accordance with Section 9.01(a), the Sponsor and the Company shall designate the directors that will be on the board of directors of Plum immediately after the Closing, as follows: (i) the Sponsor shall designate one (1) individual (the “Sponsor Designee”) as a Class I director, who shall be required to qualify as an independent director under NASDAQ rules; (ii) the Company shall designate five (5) individuals, of which one (1) shall be the Company’s Chief Executive Officer and a Class III director, and at least two (2) of whom shall be required to qualify as an independent director under NASDAQ rules; and (iii) Plum and the Company shall mutually agree to designate one (1) individual who shall be required to qualify as an independent director under NASDAQ rules, which directors (except for those designations set forth above) shall be designated to such director class positions as mutually agreed by the Sponsor and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sponsor or the Company). Notwithstanding anything herein to the contrary, as of the Closing, the Parties intend to use commercially reasonable efforts so that at all times following the Closing, at least twenty percent (20%) of the board of directors of Plum shall be filled by candidates who bring gender, racial and/or ethnic diversity to the board of directors of Plum.

(c) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may designate the Sponsor Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the board of directors of Plum immediately after the Closing, subject to applicable listing rules of NASDAQ and applicable securities Laws.

(d) The individuals serving as officers of the Company as of the Registration Statement/Proxy Statement Effective Date shall be the Officers immediately after the Closing.

Section 9.02 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Plum, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Plum, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall a Party be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals; provided, however, that (A) each of Plum and the Company shall be responsible for fifty percent (50%) of the HSR Act filing fee and any filing required under any Foreign Antitrust Laws; and (B) each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (c) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions as promptly as practicable following the date of this Agreement, (ii) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the Transactions promptly following the date of this Agreement and (iii) provide a reasonable response as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act or under any Foreign Antitrust Laws. The Parties shall promptly inform the other of any substantive communication between itself and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to (i) sell, license, or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign, or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth in the Company Disclosure Schedules or the Plum Disclosure Schedules, as relevant, or (iv) with such other Parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties, in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.03 Registration Statement/Proxy Statement; Plum Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as reasonably practicable following the date of this Agreement (and each of Plum and the Company shall use commercially reasonable efforts to cause such filing to be made within thirty (30) days following the delivery of the Closing Company Financial Statements), Plum and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Plum shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, Plum’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC or the Stock Exchange). Each of Plum and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and Plum shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) Plum and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of Plum to the SEC or the Stock Exchange in connection with the Transactions, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested by the SEC or to be submitted in connection therewith as described in Section 9.05(a). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Plum, the Company, or, in the case of the Company, Plum, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Plum, the Company, or, in the case of the Company, Plum (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) Plum shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Plum Holders. Plum shall promptly advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of New Plum Common Shares for offering or sale in any jurisdiction, and Plum shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Plum Special Meeting. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Plum shall (i) duly give notice of a special meeting of the Plum shareholders (the “Special Meeting”), (ii) cause the proxy statement included in the Registration Statement/Proxy Statement to be mailed to the Plum shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of Plum and applicable Law, for the purposes of obtaining the Required Plum Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Plum Shareholder Redemption. Plum shall, through its board of directors, recommend to its shareholders the (i) adoption and approval of this Agreement, the other Transaction Documents to which Plum is a party, and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Plum and the Company as necessary or appropriate in connection with the consummation of the Transactions; (iii) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); (iv) adoption and the approval of the Domestication (the “Domestication Proposal”); (v) the adoption and approval of the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws (the “Charter Proposal”); (vi) the adoption and approval of the Incentive Equity Plan and Employee Stock Purchase Plan; (vii) the adoption and approval, on a non-binding, advisory basis, of certain differences between the Governing Documents of Plum as in effect as of such time and the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, and (viii) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iii) together, the “Transaction Proposals”); provided, that Plum may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Plum Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Plum has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Plum Holders prior to the Special Meeting; provided, further, that with respect to adjournments permitted by clauses (A) or (B), Plum shall use commercially reasonable efforts to adjourn the Special Meeting on a date that is no more than fifteen (15) days following the most recently adjourned meeting or thirty (30) days after the original date of the Special Meeting or, with the consent of the Company, on a date that is beyond the Termination Date. The board of directors of Plum shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b).

Section 9.04 Exclusive Dealing.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) 15% or more of the consolidated assets of the Company and its Subsidiaries (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of any class of equity interests or profits of the Company and its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Plum and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination.

(b) During the Interim Period, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Plum, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish or disclose any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) subject to Section 9.04(c), approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Notwithstanding the foregoing provisions of Section 9.04(b), prior to obtaining the Required Company Shareholders’ Consent, the Company’s board of directors may, directly or indirectly, through any Representative, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 9.04(b) and that the Company’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) the Company’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either the Company is already a party to a confidentiality agreement with such third party or the Company enters into a confidentiality agreement with such third party; (iii) the Company notifies Plum of the identity of such Person and provides Plum with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), the Company furnishes such non-public information to Plum (and/or its Representatives) (to the extent such information has not been previously furnished to Plum).

(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 9.04(c), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 9.05 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Plum or the Company will join in the execution of any such Tax Returns.

(b) The Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 9.05(b) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) No Party shall, and no Party shall permit or cause their respective Affiliates to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(e) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate reasonably, as and to the extent reasonably requested by any other Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.

(f) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code; provided, however, that the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such proposed deficiency or adjustment by any Governmental Authority.

Section 9.06 Confidentiality; Access to Information; Publicity.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Plum and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company); provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to changes in the manner in which the Company or any of its Subsidiaries have conducted their respective business in response to or as a consequence of COVID-19 (collectively, “COVID-19 Changes”) to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to Plum or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Plum or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Plum shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Plum (in a manner so as to not interfere with the normal business operations of Plum); provided that such access may be limited by Plum in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of Plum and its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), Plum shall use reasonable best efforts to provide (i) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (ii) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, Plum shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Plum is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Plum with respect to confidentiality, nondisclosure or privacy or (D) jeopardize protections afforded to Plum under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Plum shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Plum, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Plum shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) Subject to Section 9.06(e), none of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Plum or, after the Closing, the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Plum or a Representative of Plum, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Plum in connection therewith and provide Plum with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with Plum in connection therewith and provide Plum with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is Plum, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.06(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 9.06(d) or otherwise in this Agreement, the Parties agree that Plum, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement, the Transaction Documents and the Transactions to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Plum prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Plum shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Plum shall consider such comments in good faith. The Company, on the one hand, and Plum, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Plum and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Plum shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Plum prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Other than the Signing Press Release and the Closing Press Release, the Parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.08 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall each notify the other Party in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each Party shall (a) keep the other Party reasonably informed regarding any Transaction Litigation, (b) give the other Party the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Party in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other Party’s advice with respect to such litigation, and (d) reasonably cooperate with the other Party with respect to any such Transaction Litigation.

Section 9.09 Plum D&O Indemnification.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Plum, as provided in Plum’s Governing Documents or otherwise in effect as of the date of this Agreement and immediately prior to the Domestication, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Plum will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Plum shall advance expenses in connection with such indemnification as provided in Plum’s Governing Documents or other applicable agreements as in effect immediately prior to the Domestication. The indemnification and liability limitation or exculpation provisions of Plum’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time on or prior to the Closing, were directors or officers of Plum (the “Plum D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Plum D&O Person was a director or officer of Plum prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Plum shall not have any obligation under this Section 9.09(b) to any Plum D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Plum D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If Plum or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Plum or the Company shall assume all of the obligations set forth in this Section 9.09(c).

(d) The Plum D&O Persons entitled to the indemnification, liability limitation and exculpation set forth in this Section 9.09(d) are intended to be third-party beneficiaries of this Section 9.09(d). This Section 9.09(d) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Plum and the Company.

Section 9.10 Company D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the Closing Date, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Plum shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Plum nor the Company shall have any obligation under this Section 9.10 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Plum shall maintain, or caused to be maintained, in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If Plum or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Plum or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 9.10.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 9.10 are intended to be third-party beneficiaries of this Section 9.10. This Section 9.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company and the Company’s Subsidiaries.

Section 9.11 Company Financing. Without limiting anything to the contrary contained herein, during the Interim Period, the Company may enter into financing agreements (any such agreements, the “Financing Agreements” and a financing contemplated by such Financing Agreements, a “Company Financing”), including, without limitation, with respect to the sale of additional shares of Company Series A-2 Preferred Stock and other Company Convertible Securities (any such securities, collectively, “New Financing Securities”), provided, however, that any such Company Financing(s) with proceeds in excess of $70,000,000 shall require the prior written consent of Plum (such consent not to be unreasonably withheld, conditioned or delayed). If requested by the Company, Plum shall, and shall cause its Representatives to, reasonably cooperate with the Company in connection with any such Company Financing. The Company and Plum, as applicable, shall use their commercially reasonable efforts to cause any Company Financing to be consummated in accordance with the applicable Financing Agreement.

Section 9.12 Employment Agreements. The Company and Plum shall use commercially reasonable efforts to cause individuals as may be mutually agreed by the Company and Plum to enter into an employment agreement between each such individual and Plum (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed by to the Company, Plum and such individual prior to the effectiveness of the Registration Statement/Proxy Statement.

Section 9.13 Treatment of Certain Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, any remaining outstanding obligations of the Company or its Subsidiaries as of the Closing under the Indebtedness that is owed to Allen Salmasi or his Affiliates (or to their respective assignees of such Indebtedness after the date of this Agreement, which assignment for the avoidance of doubt, shall not require the consent of Plum), as set forth on Section 9.13 of the Company Disclosure Schedules, will be converted into New Plum Common Shares at the Closing at a price of $10.00 per New Plum Common Share. For the avoidance of doubt, any New Plum Common Shares issued for such Indebtedness in accordance with this Section 9.13 will be in addition to and not included as part of the consideration issued to holders of Company Capital Stock or Company Convertible Securities under Section 2.01(d), and such holders of Indebtedness will not be entitled to share in the New Plum Common shares issuable under Section 2.03.

Article X CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period or Consent under the HSR Act and each Foreign Antitrust Law set forth on Section 10.01(a) of the Plum Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable and any agreement with the Federal Trade Commission, the Department of Justice or any other Governmental Authority not to consummate the Transactions under any Foreign Antitrust Laws shall have expired or been terminated;

(b) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Required Plum Shareholder Approval shall have been obtained;

(e) the Required Company Shareholders’ Consent shall have been obtained, whether by written consent of Company Shareholders or at a meeting of Company Shareholders, and continue to be in full force and effect;

(f) after giving effect to the transactions contemplated hereby (including any equity or equity-linked financing), Plum shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

(g) the Domestication shall have occurred in accordance with Section 2.01(a).

Section 10.02 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) Plum shall not have received any notice of non-compliance from NASDAQ, and (ii) the New Plum Common Shares shall have been approved for listing on NASDAQ;

(b) (i) the Plum Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.14(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of Plum in Article VI (other than the Plum Fundamental Representations and the representations and warranties set forth in Section 6.14(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Plum Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Plum Material Adverse Effect;

(c) the covenants and agreements of Plum contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(d) since the date of this Agreement, no Plum Material Adverse Effect shall have occurred and be continuing and uncured;

(e) Plum’s applicable Governing Documents shall have been amended and restated in the forms of the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, in each case, in a form prepared by the Company and as consented to in writing by Plum (such consent not to be unreasonably withheld, conditioned or delayed);

(f) the size and composition of the board of directors of Plum shall have been composed as contemplated pursuant to Section 9.01;

(g) each of the Sponsor Letter Agreement and the Founder Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing; and

(h) at or prior to the Closing, Plum shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate, signed by an officer of Plum, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(c) have been fulfilled; and

(ii) the Registration Rights Agreement duly executed by Plum, the Sponsor and the other parties thereto;

(iii) the Plum Lock-Up Agreements duly executed by Plum and each of the Locked-Up Plum Persons; and

(iv) an amendment to Plum’s engagement letter with J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division, in form and substance reasonably acceptable to the Company.

Section 10.03 Additional Conditions to Obligations of Plum. The obligations of Plum to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Plum of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.20(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company under this Agreement;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing and uncured; and

(d) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Plum the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to Plum;

(ii) the Registration Rights Agreement duly executed by the Restricted Company Shareholders; and

(iii) a Company Lock-Up Agreement duly executed by each Locked-Up Company Person.

Section 10.04 Frustration of Conditions. The Parties agree that the Company may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. Plum may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by Plum’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

Article XI TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Plum;

(b) by Plum, by giving written notice to the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) to be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Plum, and (ii) the Termination Date; provided, however, that Plum is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(c) from being satisfied;

(c) by the Company, by giving written notice to Plum, if any of the representations or warranties set forth in Article V or Article VI shall not be true and correct or if Plum or Merger Sub has failed to perform any covenant or agreement on the part of Plum or Merger Sub forth in this Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to Closing set forth in either Section 10.02(a) or Section 10.02(c) to be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Plum and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied;

(d) by either Plum or the Company, by giving written notice to the other Party, if the Transactions shall not have been consummated on or prior to March 18, 2024 (the “Termination Date”); provided that if Plum obtains the NASDAQ Extension, then “Termination Date” shall mean June 18, 2024; provided further that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Plum if Plum’s or Merger Sub’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Plum or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

(f) by either Plum or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Plum Holders have duly voted and the Required Plum Shareholder Approval was not obtained;

(g) by either Plum or the Company, if either (i) a meeting of Company Shareholders seeking the Required Company Shareholders’ Consent in accordance with Section 7.06 has been held (including any adjournment or postponement thereof), has concluded, the Company Shareholders have duly voted and the Required Company Shareholders’ Consent is not obtained, or (ii) if the Required Company Shareholders’ Consent is obtained, either by written consent of Company Shareholders or at a meeting of Company Shareholders, but is no longer valid or is otherwise revoked or rescinded at any time thereafter;

(h) by the Company at any time if the Plum Shares are delisted by NASDAQ based on a final and unappealable ruling thereby, by giving written notice to Plum;

(i) by the Company, by giving written notice to Plum, if Merger Sub has failed to perform any covenant or agreement on the part of Merger Sub forth in Section 8.05, and the failure to perform any covenant or agreement, as applicable, is (or are) not cured within two (2) days after written notice thereof is delivered to Plum; or

(j) by the Company, by giving written notice to Plum, in the event that the Company’s board of directors shall have effected a Company Board Recommendation Change.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06(b) (Confidentiality; Access to Information; Publicity), this Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

Section 11.03 Termination Fee.

(a) In the event that this Agreement is terminated by Plum pursuant to Section 11.01(b) or by the Company or Plum pursuant to Section 11.01(g), the Company shall pay or cause to be paid the Termination Fee to Plum (or one or more of its designees) by wire transfer of same day funds as promptly as reasonably practicable, and, in any event, within ten (10) Business Days of such termination.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 11.01(j) as a result of a Company Board Recommendation Change based upon the acceptance of a Superior Proposal, the Company shall pay or cause to be paid the Termination Fee to Plum (or one or more of its designees) by wire transfer of same day funds as promptly as reasonably practicable, and, in any event, upon the execution of a definitive agreement in connection with such Superior Proposal.

(c) The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. The Termination Fee, if paid, shall constitute liquidated damages and upon acceptance of the Termination Fee, neither the Company, nor its directors, officers, agents, Affiliates, or stockholders (collectively, the “Company Parties”) shall have any further liability or obligation to Plum, any of its Affiliates or any of its or their direct or indirect shareholders relating to or arising out of this Agreement, the Transactions, any of the other Transaction Documents, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, and, in such event, Plum shall not seek, and shall cause its controlled Affiliates not to seek, to recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Company Party. For the avoidance of doubt, in no event shall the Termination Fee be paid more than once.

Article XII MISCELLANEOUS

Section 12.01 Waiver. The Company prior to the Closing and Plum, by action taken by its board of directors or officers thereunto duly authorized, after the Closing may (a) extend the time for the performance of any of the obligations or other acts of Plum set forth herein, (b) waive any inaccuracies in the representations and warranties of Plum set forth herein or (c) waive compliance by Plum with any of the agreements or conditions set forth herein. Plum (prior to the Closing Date) and the Sponsor (after the Closing Date) may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Plum or Merger Sub, prior to the Closing:

Plum Acquisition Corp. I
2021 Fillmore St. #2089

San Francisco, California
Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

(b)	If to the Company:

Veea Inc.

164 E. 83rd Street

New York, NY 10028

Attn: Allen Salmasi; Janice K. Smith

Email: [omitted]

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105
Attn: Stuart Neuhauser, Esq.

Matthew A. Gray, Esq.
Email: sneuhauser@egsllp.com; mgray@egsllp.com

(c)	If to Plum, the Company or the Surviving Company, following the Closing:

Veea Inc.

164 E. 83rd Street

New York, NY 10028

Attn: Allen Salmasi

Email: [omitted]

with copies (which shall not constitute notice) to:

Veea Inc.

164 E. 83rd Street

New York, NY 10028

Attn: Janice K. Smith

Email: [omitted]

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105
Attn: Stuart Neuhauser, Esq.

Matthew A. Gray, Esq.
Email: sneuhauser@egsllp.com; mgray@egsllp.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 9.09 and Section 9.10, the last sentence of this Section 12.04, Section 12.15 and Section 12.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.05(b), and Section 12.09.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Plum shall pay, or cause to be paid, all unpaid Plum Transaction Expenses and (b) if the Closing occurs, then Plum shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Plum Transaction Expenses.

Section 12.06 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.07 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Plum Disclosure Schedules corresponding to any Section or subsection of Article IV (in the case of the Company Disclosure Schedules) or Article V or Article VI (in the case of the Plum Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV (in the case of the Company Disclosure Schedules) or Article V or Article VI (in the case of the Plum Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 12.08 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.09 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Plum, on the one hand, and the Company, on the other hand, prior to the Closing and (b) Plum, after the Closing; provided, however, that none of the provisions that survive the Closing shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended, except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.09 shall be void, ab initio.

Section 12.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.11 Governing Law. This Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and any claim, action, suit, dispute, or controversy arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Laws of the Cayman Islands shall also apply to the Domestication).

Section 12.12 Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within State of Delaware) for the purposes of any Proceeding (a) arising under this Agreement or under any other Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any other Transaction Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any other Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any other Transaction Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.12 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.02 shall be effective service of process for any such Proceeding.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.13.

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right to seek specific enforcement is an integral part of the Transactions and, without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Plum or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties of Plum and Merger Sub in Article V and Article VI constitute the sole and exclusive representations and warranties of Plum and Merger Sub; (iv) except for the representations and warranties of the Company in Article IV and the representations and warranties of Plum and Merger Sub in Article V and Article VI, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company in Article IV and the representations and warranties of Plum and Merger Sub in Article V and Article VI, and the other representations and warranties expressly made by a Person in the Sponsor Letter Agreement, the Registration Rights Agreement, and the Company Lock-Up Agreements. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, Plum understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company in Article IV or as provided in any certificate delivered in accordance with Section 10.03(d)(i) with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Proceedings and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

PLUM ACQUISITION CORP. I

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Co-Chief Executive Officer and President

PLUM SPAC MERGER SUB, INC.

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

VEEA INC.

By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	Chairman & Chief Executive Officer

{Signature Page to Business Combination Agreement}

Exhibit A-1

Form of Company Lock-Up Agreement

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [____], by and among (i) Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (the “Purchaser”), and (ii) the undersigned party (“Holder”). Any capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on November 27, 2023, the Purchaser, Veea Inc., a Delaware corporation (“Veea”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, (i) Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), subject to the terms and conditions of the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (ii) Merger Sub shall merge with and into Veea, with Veea continuing as the surviving entity (the “Merger”), and, in connection therewith, each issued and outstanding security of Veea immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Law 32, the DGCL and other applicable Law;

WHEREAS, as of the date hereof, Holder is a holder of securities of Veea in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth herein.

 NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the period (the “Lock-Up Period”) commencing from the Closing and ending on:

(i) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the six (6) -month anniversary of the date of the Closing (the “Expiration Date”), (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their equity holdings in the Purchaser for cash, securities or other property (a “Change of Control”);

Exhibit A-1-1

(ii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control; and

(iii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $17.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control.

Holder hereby agrees not to: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Transfer”). For purposes hereof, “Restricted Securities” shall mean the Transaction Consideration received by Holder in connection with the Transactions (including all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), but, for the avoidance of doubt, shall exclude (1) any New Plum Common Shares acquired as part of a Company Financing and (2) any New Plum Common Shares or other securities convertible into or exercisable or exchangeable for New Plum Common Shares acquired by Holder in open market transactions after the Closing.

Exhibit A-1-2

(b) For the avoidance or doubt, the restrictions set forth in Section 1(a) shall not apply to:

(i) Transfers (A) by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee (as defined below), (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (D) to an unaffiliated charity or educational institution;

(ii) pledges of any Restricted Securities held by such Holder to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as such Holder continues to control the exercise of the voting rights of such pledged Restricted Securities as well as any foreclosures on such pledged Restricted Securities;

(iii) Transfers to the Purchaser to satisfy tax withholding obligations pursuant to the Purchaser’s equity incentive plans or arrangements;

(iv) Transfers to the Purchaser or Veea pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Purchaser or Veea or forfeiture of such Holder’s Restricted Securities in connection with the termination of such Holder’s service to the Purchaser or Veea, which Transfers are effectuated in accordance with the terms of such contractual arrangement; and

(v) the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of New Plum Common Shares by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any New Plum Common Shares during the Lock-Up Period;

provided, however, that in the case of clauses (i) and (ii) above, it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of any such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: with respect to Holder, (1) if such Holder is an individual, (A) the members of such Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any transferee pursuant to a qualified domestic relations order or by virtue of laws of descent and distribution upon death of such Holder, (C) a partnership, limited liability company or other entity of which such Holder and/or the immediate family of such Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, and (D) any trust for the direct or indirect benefit of such Holder or the immediate family of such Holder, (2) if such Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (3) if such Holder is an entity, (x) as a distribution to limited partners, shareholders, members, or owners of similar equity interests in such Holder upon the liquidation and dissolution of such Holder, and (y) such Holder’s officers or directors or immediate family members of any of such Holder’s officers or directors, and (4) any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

Exhibit A-1-3

(c) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [__], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED AND/OR MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the terms of the Business Combination Agreement.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Purchaser or any holder of Restricted Securities has any rights or obligations hereunder.

Exhibit A-1-4

(b) Binding Effect; Assignment. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder, provided, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any Restricted Securities in accordance with the terms of this Agreement, any transferee to whom such Restricted Securities are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Exhibit A-1-5

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to: Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale E-mail: [omitted]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn: Richard Aftanas; John Duke
E-mail: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Purchaser after the Closing, to: [ ] 164 E 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith; E-mail: [omitted]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.;
 Matthew Gray, Esq.
E-mail: sneuhauser@egsllp.com;
 mgray@egsllp.com

If to any Holder, to: the address set forth below Holder’s name on the signature page to this Agreement with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.;
 Matthew Gray, Esq.
E-mail: sneuhauser@egsllp.com;
 mgray@egsllp.com

Exhibit A-1-6

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that Holder’s obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Purchaser may not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at a party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Delivery.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or e-mailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Exhibit A-1-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:

PLUM ACQUISITION CORP. I

By:
Name:
Title:

Exhibit A-1-8

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Company Securities Owned:

Veea Inc. Common Stock:

Veea Inc. Series A Preferred Stock:

Veea Inc. Series A-1 Preferred Stock:

Veea Inc. Series A-2 Preferred Stock:

Other Convertible Securities of Veea Inc.:

Address for Notices:

Address:

Telephone No.:
E-mail:

Exhibit A-1-9

Exhibit A-2

Form of Plum Lock-Up Agreement

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ ], by and among (i) Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (the “Purchaser”), and (ii) the undersigned party (“Holder”). Any capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on November 27, 2023, the Purchaser, Veea Inc., a Delaware corporation (“Veea”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, (i) Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), subject to the terms and conditions of the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (ii) Merger Sub shall merge with and into Veea, with Veea continuing as the surviving entity (the “Merger”), and, in connection therewith, each issued and outstanding security of Veea immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Law 32, the DGCL and other applicable Law;

WHEREAS, as of the date hereof, Holder is a holder of securities of Plum in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth herein.

 NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.  Lock-Up Provisions.

(a)  Subject to the exceptions set forth herein, during the period (the “Lock-Up Period”) commencing from the Closing and ending on:

(i) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the six (6) -month anniversary of the date of the Closing (the “Expiration Date”), (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their equity holdings in the Purchaser for cash, securities or other property (a “Change of Control”);

Exhibit A-2-1

(ii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control; and

(iii)  with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $17.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control.

Holder hereby agrees not to: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Transfer”). For purposes hereof, “Restricted Securities” shall mean the Transaction Consideration received by Holder in connection with the Transactions (including all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), but, for the avoidance of doubt, shall exclude (1) any New Plum Common Shares acquired as part of a Company Financing and (2) any New Plum Common Shares or other securities convertible into or exercisable or exchangeable for New Plum Common Shares acquired by Holder in open market transactions after the Closing.

Exhibit A-2-2

(b)  For the avoidance or doubt, the restrictions set forth in Section 1(a) shall not apply to:

(i)  Transfers (A) by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee (as defined below), (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (D) to an unaffiliated charity or educational institution;

(ii)  pledges of any Restricted Securities held by such Holder to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as such Holder continues to control the exercise of the voting rights of such pledged Restricted Securities as well as any foreclosures on such pledged Restricted Securities;

(iii)  Transfers to the Purchaser to satisfy tax withholding obligations pursuant to the Purchaser’s equity incentive plans or arrangements;

(iv)  Transfers to the Purchaser or Veea pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Purchaser or Veea or forfeiture of such Holder’s Restricted Securities in connection with the termination of such Holder’s service to the Purchaser or Veea, which Transfers are effectuated in accordance with the terms of such contractual arrangement; and

(v)  the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of New Plum Common Shares by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any New Plum Common Shares during the Lock-Up Period;

provided, however, that in the case of clauses (i) and (ii) above, it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of any such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: with respect to Holder, (1) if such Holder is an individual, (A) the members of such Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any transferee pursuant to a qualified domestic relations order or by virtue of laws of descent and distribution upon death of such Holder, (C) a partnership, limited liability company or other entity of which such Holder and/or the immediate family of such Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, and (D) any trust for the direct or indirect benefit of such Holder or the immediate family of such Holder, (2) if such Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (3) if such Holder is an entity, (x) as a distribution to limited partners, shareholders, members, or owners of similar equity interests in such Holder upon the liquidation and dissolution of such Holder, and (y) such Holder’s officers or directors or immediate family members of any of such Holder’s officers or directors, and (4) any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

Exhibit A-2-3

(c)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d)  During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [__], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED AND/OR MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)  For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the terms of the Business Combination Agreement.

2.  Miscellaneous.

(a)  Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Purchaser or any holder of Restricted Securities has any rights or obligations hereunder.

Exhibit A-2-4

(b)  Binding Effect; Assignment. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder, provided, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any Restricted Securities in accordance with the terms of this Agreement, any transferee to whom such Restricted Securities are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

(c)  Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)  Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Exhibit A-2-5

(e)  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f)  Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to: Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale E-mail: [omitted]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn:       Richard Aftanas; John Duke
E-mail:     richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Purchaser after the Closing, to: [ ] 164 E 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith; E-mail: [omitted]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:        Stuart Neuhauser, Esq.;
                 Matthew Gray, Esq.
E-mail:     sneuhauser@egsllp.com;
                 mgray@egsllp.com

If to any Holder, to: the address set forth below Holder’s name on the signature page to this Agreement with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:        Stuart Neuhauser, Esq.;
                 Matthew Gray, Esq.
E-mail:     sneuhauser@egsllp.com;
                 mgray@egsllp.com

Exhibit A-2-6

(h)  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)  Specific Performance. Holder acknowledges that Holder’s obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Purchaser may not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

(k)  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l)  Further Assurances. From time to time, at a party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)  Counterparts; Electronic Delivery.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or e-mailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Exhibit A-2-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:

PLUM ACQUISITION CORP. I

By:
Name:
Title:

Exhibit A-2-8

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Company Securities Owned:

Plum Class A Shares:

Plum Warrants:

Other convertible securities of Plum:

Address for Notices:

Address:

Telephone No.:
E-mail:

Exhibit A-2-9

Exhibit B

Form of Voting Agreement

(See attached)

Exhibit C

Sponsor Letter Agreement

(See attached)

Exhibit D

Founder Letter Amendment

(See attached)

Exhibit E

Form of Registration Rights Agreement

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Plum Acquisition Corp. I, a Cayman Islands exempted company ("Plum"), Veea Inc., a Delaware corporation (“Veea”), Plum Partners, LLC, a Delaware limited liability company (the “Sponsor”), certain stockholders of Veea set forth on Schedule 1 hereto (such stockholders, the “Veea Holders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each a “Holder,” and collectively the “Holders”). This Agreement shall become effective upon the Closing (as defined in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Plum and the Sponsor are party to that certain Registration and Shareholder Rights Agreement, dated as of March 18, 2021 (the “Original RRA”);

WHEREAS, the Sponsor currently owns [7,980,409] shares of Plum’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”);

WHEREAS, on March 15, 2021, Plum and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor agreed to purchase 6,000,000 warrants (or up to 6,600,000 warrants if the Underwriter’s (as defined below) option to purchase additional units in connection with Plum’s initial public offering is exercised in full) (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Plum’s initial public offering;

WHEREAS, in order to finance Plum’s transaction costs in connection with the Merger (as defined below), the Sponsor or certain of Plum’s officers or directors may, but are not obligated to, loan Plum funds as Plum may require, of which up to $1,500,000 of such loans may be convertible into an additional 1,000,000 Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, Plum has entered into that certain Business Combination Agreement, dated as of November 26, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among Plum, Veea, and Plum SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Plum (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement and the transactions contemplated thereby, among other things, (i) Plum will be domesticated as a Delaware corporation (the “Domestication”) and be renamed “[ ]” (Plum, following such domestication, the “Company”), and each Plum Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication shall be converted automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) Merger Sub will merge with and into Veea, with Veea continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”), (iii) the Veea Holders will receive shares of Company Common Stock and (iv) the Company Convertible Securities (as defined in the Business Combination Agreement) will be assumed by Plum and become convertible into shares of Company Common Stock;

Exhibit E-1

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of Plum and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is, and will be, a Holder (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities as of the date hereof and as of the Closing; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (i) New York, New York or (ii) Cayman Islands are authorized or required by Law to close.

Exhibit E-2

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto.

“Company Common Stock” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.1.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated March 18, 2021 and as amended as of the date hereof, by and between the Company, Veea, the Sponsor and each of the Company’s advisory board members, officers and directors.

“Lock-up Period” shall (i) with respect to the Sponsor, have the meaning set forth in that certain Plum Lock-Up Agreement, dated as of [__], among Plum, the Sponsor, and certain other holders of Plum securities, and (ii) with respect to the Veea Holders, have the meaning set forth in those certain Company Lock-Up Agreements, dated as of [____], among Plum and certain holders of Veea securities.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, if any.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

Exhibit E-3

“Registrable Security” shall mean (a) the Company Common Stock, (b) the Private Placement Warrants (and any shares of Company Common Stock issued or issuable upon the exercise of such Private Placement Warrants), (c) the Working Capital Warrants (and any shares of Company Common Stock issued or issuable upon the exercise of such Working Capital Warrants), (d) any outstanding shares of Company Common Stock or any other equity security (including the shares of Company Common Stock issued or issuable upon the exercise of any other equity security or conversion of any warrants or equity awards of the Company, in each case held by a Holder immediately following the Closing (including any warrants or equity awards distributable pursuant to the Business Combination Agreement)) of the Company held by a Holder as of immediately after the Closing, (e) any New Plum Common Shares issued as Earnout Consideration pursuant to Section 2.03 of the Business Combination Agreement, and (f) any other equity security of the Company issued or issuable with respect to any such shares of Company Common Stock by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) reasonable printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

Exhibit E-4

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.3.1.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE 2

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use best efforts to file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration.

Exhibit E-5

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

Exhibit E-6

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Company Common Stock or other equity securities that the Company desires to sell and the shares of Company Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Company Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Exhibit E-7

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a rights offering, (vi) for the exercise of any warrants or other Company Convertible Securities, (vii) for an equity line of credit, or (viii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each such Holder agrees that the fact that such a notice has been delivered shall constitute material non-public confidential information. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.3.3.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Company Common Stock that the Company desires to sell, taken together with (i) the shares of Company Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Company Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

Exhibit E-8

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Exhibit E-9

2.3 Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”), or if the Company is ineligible to use Form S-3, on Form S-1; a registration statement filed pursuant to this subsection 2.3.1 (a “Shelf”) shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder; provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall use commercially reasonable efforts to file a Shelf to register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. The Company shall use commercially reasonable efforts to maintain each Shelf in accordance with the terms hereof, including to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

Exhibit E-10

2.3.3 Subject to Section 3.4, at any time and from time to time after a Shelf has been declared effective by the Commission, the Sponsor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) Business Days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least two (2) Business Days prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including to those set forth herein). The Sponsor shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Demanding Holders may demand an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Agreement), and the Company is not obligated to effect (x) more than two (2) Underwritten Shelf Takedowns per year or (y) an Underwritten Shelf Takedown within sixty (60) days after the closing of a prior Underwritten Shelf Takedown. The Company shall use its commercially reasonable efforts to effect such Underwritten Shelf Takedowns, including the filing of any prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Underwritten Shelf Takedown. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Sponsor and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Sponsor and the Takedown Requesting Holders (if any) desire to sell, taken together with all other shares of Company Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Sponsor that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Company Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown.

Exhibit E-11

2.3.5 The Sponsor shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any (i) Sponsor Earnout Shares (as defined in the Sponsor Letter Agreement) or (ii) New Plum Common Shares issuable pursuant to Section 2.03 of the Business Combination Agreement, held by any Holder, until such Registerable Securities have vested pursuant to the terms of the Sponsor Letter Agreement or Business Combination Agreement, as applicable.

Exhibit E-12

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Exhibit E-13

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and, provided further that such Holders, Underwriters, and their legal counsel must provide any comments promptly (and in any event with five (5) Business Days) after receipt of such Registration Statement;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Company;

Exhibit E-14

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

Exhibit E-15

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Company Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any reasonably requested and customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Exhibit E-16

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit E-17

ARTICLE 5

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Veea Inc., 164 E. 83rd Street, New York, NY 10028 Attention: Allen Salmasi; Janice K. Smith, with a copy (which shall not constitute notice) to; Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Fl., New York, NY 10105, Attn: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq., and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

Exhibit E-18

5.2.2 Prior to the expiration of the Lock-up Period, if any, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee upon receipt by the Company of (a) written notice from such Holder stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (b) a written agreement from such Permitted Transferee agreeing to become bound by the transfer restrictions set forth in this Agreement. A Permitted Transferee of Registrable Securities who satisfies the conditions set forth in this subsection 5.2.2. shall henceforth be a “Holder” for purposes of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. The failure of any Holder to execute and deliver this Agreement shall not affect the rights of any other parties to this Agreement.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, for the avoidance of doubt, the Original RRA.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

Exhibit E-19

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iii) the word “including” shall mean “including without limitation,” (iv) the word “or” shall be disjunctive but not exclusive and (v) the phrase “to the extent” means the degree to which a thing extends (rather than if).

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Exhibit E-20

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements (including, for the avoidance of doubt, the Original RRA) and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the twelfth anniversary of the date of this Agreement and (ii) the date as of which (A) no Registrable Securities remain outstanding (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell all Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Article IV shall survive any termination. If the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, then this Agreement shall automatically be null and void and the provisions of the Original RRA shall be automatically reinstated and in effect.

[SIGNATURE PAGES FOLLOW]

Exhibit E-21

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PLUM ACQUISITION CORP. I

By:
Name:	Kanishka Roy
Title:	President

HOLDERS:

PLUM PARTNERS, LLC

By:
Name:	Kanishka Roy
Title:	Manager

VEEA HOLDERS:

[•]

By:
Name:
Title:

Exhibit E-22

SCHEDULE 1 [TO EXHIBIT E]

VEEA HOLDERS

[●]

Exhibit E-23